Exhibit 10.2

BROAD STREET BIG FIRST OP LLC
(a Delaware Limited Liability Company)

AMENDED AND RESTATED OPERATING AGREEMENT

THE SECURITIES REPRESENTED BY THE INTERESTS OF THE MEMBERS HAVE BEEN ISSUED PURSUANT TO A CLAIM OF EXEMPTION FROM THE REGISTRATION OR QUALIFICATION PROVISIONS OF THE SECURITIES ACT OF 1933, AS AMENDED, AND/OR THE SECURITIES OR "BLUE SKY" LAWS OF CERTAIN STATES AND, ACCORDINGLY, MAY NOT BE SOLD OR TRANSFERRED WITHOUT COMPLIANCE WITH THE REGISTRATION OR QUALIFICATION PROVISIONS OF THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES ACT OR "BLUE SKY" LAW OR APPLICABLE EXEMPTIONS THEREFROM AND THE RESTRICTIONS ON TRANSFER CONTAINED IN THIS AGREEMENT.

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SECTION I	DEFINED TERMS	1
SECTION II	FORMATION OF COMPANY; NAME; PURPOSES; TERM; STATUTORY COMPLIANCE; AGREEMENT AND INCONSISTENCIES WITH ACT	2
2.1	Formation of Company; Name	2
2.2	Purposes of Company; Powers	2
2.3	Term	2
2.4	Statutory Compliance	2
2.5	Agreement; Effect of Inconsistencies with Act	2
SECTION III	CAPITAL CONTRIBUTIONS/ADDITIONAL FUNDS; IDENTITY OF MEMBERS/CLASSES/MEMBERS' PERCENTAGES; ADMISSION OF ADDITIONAL MEMBERS; LIMITATION OF LIABILITY; REPRESENTATIONS AND WARRANTIES	3
3.1	Capital Contributions	3
3.2	Additional Funds.	5
3.3	Identity of Members; Classes; Percentages	6
3.4	Admission of Additional Members; Withdrawal of Initial Member	7
3.5	Limitation of Liability	7
3.6	Representations and Warranties	7
SECTION IV	DISTRIBUTIONS; PARTIAL RELEASES; ALLOCATIONS OF PROFITS/LOSSES; REQUIRED TAX ADJUSTMENTS/ALLOCATIONS	11
4.1	Distributions of Distributable Cash	11
4.2	Mandatory Redemption of Class A Member Equity; Partial Releases	13
4.3	Allocations of Net Profits and Net Losses	15
4.4	Special Allocations to Capital Accounts and Certain Other Income Tax Allocations	15
4.5	Allocation of Net Profits or Net Losses from Capital Transactions	17
4.6	Intentionally Omitted	17
4.7	Other Tax Allocation and Related Tax Provisions	17
4.8	Income Tax Treatment of the Company and the Class A Member’s Interest	18
4.9	Operating Account	18

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(continued)

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(continued)

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(continued)

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EXHIBITS

Exhibit A – Glossary of Certain Defined Terms

Exhibit B - SPE Provisions

Exhibit C – Holding Companies

Exhibit D – Property Owners and Properties

Exhibit E – Basis Mortgage Loan Properties

Exhibit F – Major Decisions

Exhibit G – Approved Budget

Exhibit H – Form of Assignment and Assumption Agreement

Exhibit I – Deferred Maintenance/Required Repairs

Exhibit J – Management and Leasing Agreements

Exhibit K – Permitted Distributees

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___________________________________________________________

AMENDED AND RESTATED OPERATING AGREEMENT OF
BROAD STREET BIG FIRST OP LLC
___________________________________________________________

THIS AMENDED AND RESTATED OPERATING AGREEMENT, is entered into and shall become effective as of December 27, 2019 (the “Effective Date”) by and among (i) Broad Street BIG First OP LLC (the "Company") (ii) BIG BSP Investments, LLC (the “Class A Member”), (iii) BROAD STREET OPERATING PARTNERSHIP, L.P. (the “Class B Member”) and (iv) any Persons hereafter admitted to the Company as Substitute Member(s) in accordance with the express terms hereof.

PRELIMINARY STATEMENT

A.     Michael Jacoby organized and caused the Company to be formed as a Delaware limited liability company pursuant to a Certificate of Formation filed with DDOS on August 20, 2019.

B.     The Class B Member entered into that certain Limited Liability Company Agreement of Broad Street BIG First OP LLC, dated as of October 4, 2019 (the “Original Operating Agreement”).

C.     The parties hereto desire to enter into this Amended and Restated Operating Agreement in order to admit the Class A Member as a Member of the Company and to restated the Original Operating Agreement in its entirety, to set forth herein all of their understandings and commitments with respect to the Company, the management and regulation of its affairs and the relationship among the Company and its Members, and intend that this Agreement shall serve as the operating agreement for the Company as permitted by the Act.

D.     The Company was formed for the specific purpose described in Section 2.2 of this Agreement.

E.     Prior to the Effective Date, the Company has not conducted any business.

NOW, THEREFORE, the undersigned hereby agree that (i) the Class A Member is hereby admitted as a Member of the Company, and (ii) the Original Operating Agreement is restated in its entirety as follows:

SECTION I
DEFINED TERMS

Some of the terms used in this Agreement with the initial letter(s) capitalized shall have the meaning as provided in the Glossary of Certain Defined Terms attached hereto as Exhibit A (the “Glossary"), unless the context otherwise requires. Some of the terms used in this Agreement with their initial letter(s) capitalized that are not defined in the Glossary shall have the meaning assigned to such terms elsewhere in this Agreement, unless the context otherwise requires. The singular shall include the plural and vice versa, the use of any gender shall be deemed to include any other and any reference to a Person shall be deemed to include reference to a Person other than an individual.

SECTION II
FORMATION OF COMPANY; NAME; PURPOSES; TERM;
STATUTORY COMPLIANCE; AGREEMENT AND INCONSISTENCIES WITH ACT

2.1     Formation of Company; Name. The Members hereby acknowledge that the Company was formed as a Delaware limited liability company under the name "Broad Street BIG First OP LLC" on August 20, 2019 pursuant to the provisions of the Act and hereby ratify, authorize and approve the filing of the original Articles with DDOS, and all other actions taken related thereto. The Manager may change the name of the Company from time to time in its discretion, provided it gives prompt notice of any such change to all Members.

2.2     Purposes of Company; Powers. The Company has been formed solely to (A) acquire and own (i) membership interests in the limited liability companies listed in Exhibit C attached hereto (each, a “Holding Company” and collectively, the “Holding Companies”) and (ii) membership interests, either directly or indirectly through the Holding Companies, in the limited liability companies listed in Exhibit D attached hereto (each, a “Property Owner” and collectively, the “Property Owners”). The Property Owners own that certain real property, together with all improvements located thereon, at the locations specified in Exhibit D attached hereto, and all fixtures, equipment, furnishings, supplies and other property used in connection therewith (each, a "Property"; the term “Property” shall mean either an individual Property or all of the Properties collectively, as the context may require), and (B) perform such activities as are necessary, incidental or appropriate in connection therewith.

2.3     Term. The term of the Company commenced upon the filing of the original Articles with DDOS and shall continue on a perpetual basis, unless sooner terminated in accordance with the terms hereof or pursuant to the provisions of the Act.

2.4     Statutory Compliance. The Company shall exist under and be governed by the laws of the State of Delaware, including the Act. The Manager or its designee(s) shall do all things reasonably necessary to perfect and maintain the Company as a limited liability company pursuant to the laws of the State of Delaware, including the Act.

2.5     Agreement; Effect of Inconsistencies with Act. For and in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Members hereby agree to the terms and conditions of this Agreement, as it may from time to time be amended and/or restated according to its terms. It is the express intention of the parties hereto that this Agreement shall be the sole source of agreement of the parties, and, except to the extent a provision of this Agreement expressly incorporates federal income tax rules by reference to sections of the Code or the Treasury Regulations which is expressly prohibited or ineffective under the Act, this Agreement shall govern, even when inconsistent with, or different than, the provisions of the Act or any other law or rule. To the extent any provision of this Agreement is prohibited or ineffective under the Act, this Agreement shall be considered amended to the smallest degree possible in order to make the Agreement effective under the Act. In the event the Act is subsequently amended or interpreted in such a way to make any provision of this Agreement valid which provision was formerly determined to be invalid under the Act before such amendment or interpretation, such original provision shall be considered to be valid from the effective date of such amendment or interpretation. The Members hereby agree that each Member and Manager shall be entitled to rely on the provisions of this Agreement, and no Member or Manager shall be liable to the Company or to any Member for any action or refusal to act taken in good faith reliance on the terms of this Agreement. The Members and the Company hereby agree that the duties and obligations imposed on the Members and Manager shall be those set forth in this Agreement, which Agreement is intended to govern the relationship among the Company, the Members and the Manager, notwithstanding any provision of the Act or common law to the contrary. Notwithstanding, this Agreement is expressly subject to, and shall be controlled by, the Articles in the event of any inconsistency or variance between the terms of this Agreement and the Articles.

SECTION III
CAPITAL CONTRIBUTIONS/ADDITIONAL FUNDS; IDENTITY OF

MEMBERS/CLASSES/MEMBERS' PERCENTAGES; ADMISSION OF ADDITIONAL MEMBERS;

LIMITATION OF LIABILITY; REPRESENTATIONS AND WARRANTIES

3.1     Capital Contributions.

A.     The initial contributions to the capital of the Company shall be:

(i)     The Class A Member shall contribute the aggregate sum of up to Ten Million Seven Hundred Eleven Thousand Four Hundred Thirty-Three and 00/100 Dollars ($10,711,433.00) to the capital of the Company (such amount, or the amount thereof which shall be contributed by the Class A Member from time to time, the “Class A Member Capital Contribution”). The Class A Member shall receive in the aggregate a one percent (1.0%) Members' Percentage for its contribution. The Class A Member Capital Contribution shall be made as follows:

(A)	$6,901,196.00 is being contributed by the Class A Member on the date hereof.

(B)

Within ninety (90) days after the Effective Date, at one time only, the Class A Member shall contribute the portion of the Class A Member Capital Contribution attributable to the Allocated Investment Amounts attributable to the Property owned by BSV Highlandtown LLC and/or the Property owned by BSV Spotswood LLC upon the satisfaction of all of the following conditions: (1) a consent and recognition agreement, in form and substance acceptable to the Class A Member in its sole discretion, shall have been obtained from the Mortgage Lender of the applicable Property; (2) at the time of the disbursement, no Changeover Event shall have occurred and be continuing, nor shall any event have occurred which with the giving of notice and/or the passage of time would constitute a Changeover Event, nor shall any claim been threatened which, if valid, would constitute a Changeover Event; and (3) There shall have been no material adverse change with respect to market conditions for any of the Properties or in the financial condition, operations or business of the Company, the Sponsor Principal, any of the Holding Companies or any of the Property Owners, as determined by the Class A Member in its sole discretion. The Class B Member agrees to make such changes (other than to economic terms) to this Agreement as the Mortgage Lender of the applicable Property may request, and it shall be a further condition to the disbursement by the Class A Member under this clause (B) that such changes are approved by all other Mortgage Lenders of the Non-Basis Loan Properties. On the date hereof, the Class B Member is paying to the Class A Member a commitment fee in the amount of $129,841.55 for the additional disbursement under this clause (B). Upon the making of such disbursement, the Class A Member shall refund to the Class B Member the amount of $1,442.68 (the “Per-Diem Amount”) multiplied by the number of days in the period beginning on the day after the date of the disbursement and ending on the date which is ninety (90) days after the Effective Date. If the Class A Member, in its sole discretion, agrees to extend such ninety (90)-day period for an additional period of time, then as a condition to the extension and prior to the commencement of the extension period, the Class B Member shall pay to the Class A Member an additional commitment fee equal to the Per-Diem Amount multiplied by the number of days in the extension period (and upon the making of the disbursement the Class A Member shall refund to the Class B Member an amount equal to the Per-Diem Amount multiplied by the number of days in the period beginning on the day after the date of the disbursement and ending on the last day of the extension period). In connection with the additional disbursement under this clause (B), the Class B Member shall pay to the Class A Member all of the Class A Member’s costs and expenses in connection therewith (including without limitation attorneys’ fees and expenses), and shall update any applicable opinions of counsel and cause the Guaranty to be reaffirmed by the guarantor thereunder.

(C)

The amount of the Class A Member Capital Contribution includes the amount of $63,382.00 for Approved Leasing Expenses for the Property owned by BSV Avondale LLC and (ii) the amount of $37,096.00 for Approved Leasing Expenses for the Property owned by BSV Patrick Street LLC (such amounts collectively, the “Avondale/Vista Amount”). All or portions of the balance shall be contributed by the Class A Member upon receipt of a written request from the Manager, provided that the following conditions are satisfied: (1) at the time of the request, no Changeover Event shall have occurred and be continuing, nor shall any event have occurred which with the giving of notice and/or the passage of time would constitute a Changeover Event, nor shall any claim been threatened which, if valid, would constitute a Changeover Event and (2) with respect to the Property owned by BSV Avondale LLC or the Property owned by BSV Patrick Street LLC, as applicable, the conditions set forth in Section 2.2.1, clauses (b), (d), (e) (as to construction work), (f) (as to construction work) and (g) of the Basis Loan Agreement, which, together with accompanying definitions, are incorporated herein by reference, with the term “Lender” meaning the Class A Member and the term “Borrower” meaning the Class B Member (the “Avondale/Vista Funding Conditions”). To the extent that the Avondale/Vista Amount is not contributed to the Company on or before the first anniversary of the date hereof, then the Class A Member shall have the right, in its sole discretion, to contribute the remaining balance of the Avondale/Vista Amount not contributed as of such date, in which event the Company shall deposit the amount of such remaining balance into a reserve account controlled by the Class A Member (the “Leasing Reserve Account”), which amount shall be held and disbursed in accordance with this Section 3.1A(i)(C). The Class B Member shall have the right to request funds from the Leasing Reserve Account upon satisfying the Avondale/Vista Funding Conditions. Notwithstanding anything to the contrary contained in this Section 3.1A(i)(C), upon the occurrence and during the continuance of a Changeover Event, the Class A Member may apply all amounts deposited into the Leasing Reserve Account in such manner as the Class A Member shall determine in its sole and absolute discretion. In connection with any funding under this clause (C), the Class B Member shall pay to the Class A Member all of the Class A Member’s costs and expenses in connection therewith (including without limitation attorneys’ fees and expenses).

(ii)     The Class B Member shall contribute all of the interests in the Property Owners and the Holding Companies other than the interests in BSV Highlandtown Investors LLC and BSV Spotswood Investors LLC on the date hereof. The interests in either or both of such Holding Companies shall be contributed to the Company if and when the conditions set forth in clause (B) of Section 3.1A(i) are satisfied. The Class B Member shall receive in the aggregate a ninety-nine percent (99%) Membership Interest for its contributions of its direct or indirect interests in the Properties.

(iii)     All initial cash Capital Contributions shall be payable by certified check or federal funds wire transfer to the order of (or to an account designated by) the Company on or before the Effective Date.

B.     No Member shall have any further liability to contribute any money or property to the Company, or to advance or loan any funds to the Company, except as expressly provided in this Section 3.1.

C.     The Class B Member shall not have the right to withdraw, resign or retire from the Company or to receive any part of that Member's Capital Contribution(s) prior to the dissolution of the Company and the winding up of its business, provided that interim distributions to the Members prior to the dissolution and winding up of the Company where permitted under this Agreement may represent (in whole or in part) a return of such Capital Contributions. No Member shall be entitled to demand or receive property in lieu of cash in return for that Member's Capital Contribution(s).

3.2     Additional Funds.

A.     The Members recognize that, if funds are not otherwise available, the Company may require the Class B Member to make additional Capital Contributions in order (i) to pay operating costs of the Company, (ii) to avoid or cure a monetary or a non-monetary default under any Mortgage Loan Documents or any agreement evidencing other indebtedness of the Company or any Subsidiary of the Company or (iii) to fund reserve accounts or make any payments required to be made by the Company or the Class B Member pursuant to Section 4.9 (individually or collectively, “Required Costs”).

B.     If the Company or any Subsidiary still does not have sufficient funds to pay Required Costs after the Company has taken the steps described in Section 3.2.A. on a timely basis, the Class A Member may require in writing that the Class B Member contribute additional capital to the Company, which capital shall be treated in the same manner as initial common equity. The Class B Member shall make its additional Capital Contribution within ten (10) Business Days (or such shorter time period as may be appropriate in connection with additional Capital Contributions to be used for the payment of Emergency Costs, but in no event less than five (5) Business Days) after the date of receipt of said written notice from the Class A Member of the request for such additional Capital Contribution, which notice, if relating to a request for Required Costs, shall include a reasonably-detailed written description of the Required Costs required to be paid, together with supporting information and data which are reasonably available at such time. For the avoidance of doubt and notwithstanding anything to the contrary contained herein, the delivery by the Class A Member of such notice requesting such additional Capital Contributions shall be automatically deemed to be the Class A Member's approval of such Required Cost and any agreement, lease or other contract related thereto. The failure of the Class B Member to make an additional Capital Contribution pursuant to this Section 3.2.B. shall give the Class A Member the right to choose one of the alternatives described in Section 3.2.C. below. Any funds required to be provided by the Class B Member under this Agreement shall be provided either as Capital Contributions or as a loan (a “Class B Member Loan”), provided, however, that the terms and conditions of Class B Member Loans shall be reasonably acceptable to the Class A Member and the aggregate principal amount of Class B Member Loans shall not exceed $500,000.00 at any time. A Class B Member Loan shall be junior and subordinate in all respects to the Class A Membership Interest and to all rights of the Class A Member hereunder, and payments of interest or principal on a Class B Member Loan will be payable only from Distributable Cash following the distributions to the Class A Member under Section 4.1C(i)-(iii) or from Capital Proceeds following the distributions to the Class A Member under Section 4.1D(i)-(vi) or Section 4.1E(i)-(iii). No such payments of interest or principal may be made after the occurrence and during the continuance of a Distribution Suspension Event.

C.      If the Class B Member does not fund the requested additional Capital Contributions or make a Class B Member Loan for the required amount in accordance with Section 3.2.B. within the time specified therein, then the Class A Member may elect one of the following options by written notice to the Company and the Class B Member:

(i)     The Class A Member may elect, unless prohibited by any Mortgage Loan Documents, to lend the amount requested pursuant to Section 3.2.B. to the Company (a “Member Loan”) on a non-recourse basis with recourse solely to the assets of the Company. Each Member Loan shall bear interest at a rate equal to the lesser of (a) the Enhanced Class A Return Rate and (ii) the maximum rate of interest permitted by applicable law. All Member Loans, together with any interest accrued thereon, shall be paid by the Company prior to any distribution pursuant to Section IV. All payments on any Member Loan shall be applied first to accrued interest, then to unpaid principal. Member Loans shall be repaid by the Company in the order that they were made to the Company, with the Member Loans that were made earliest in time being repaid first.

(ii)     The Class A Member may elect to make the additional Capital Contribution to the Company as an additional Capital Contribution for the amount required pursuant to Section 3.2.B. If the Class A Member makes such additional Capital Contribution pursuant to this Section 3.2.C(ii), then the Class A Member shall receive distributions with respect to such additional Capital Contribution as described in Section 4.1 before any distributions are made with respect to Capital Contributions made by the Members pursuant to Sections 3.1 and 3.2.A.

(iii)     The Class A Member may elect to cancel the requirement for an additional Capital Contribution made pursuant to Section 3.2.B. In order to cancel the requirement for additional Capital Contributions, the Class A Member shall deliver written notice of this election to the Class B Member. The Class B Member shall not thereafter have any continuing obligation to fund any additional Capital Contributions covered by the cancelled request pursuant to Section 3.2.B. unless and until the Class A Member makes a new demand, which may list some or all of the items covered by the cancelled request.

3.3     Identity of Members; Classes; Percentages.

A.     The names, addresses and Percentages of the Members (as they shall be constituted from time to time) shall be as reflected on the Schedule. Upon any change in the Members or any other information pertaining to the Members reflected in the Schedule, including any Transfer of an Interest if permitted under the provisions of Section VIII, the Manager is authorized to amend the Schedule to update the information reflected thereon without requirement that it first obtain the prior consent or approval of any other Member to such amendment, provided a copy of such amendment shall be provided to each other Member.

B.     The Members shall be comprised of two (2) classes, being the Class A Member and the Class B Member. Except as otherwise provided to the contrary in the other provisions of this Agreement, including provisions related to the management of the Company and certain preferences as to distributions to the Members, the respective rights and obligations of the Members shall be identical in all respects.

C.     Each Member shall have a Percentage in the Company which shall be used for various purposes under this Agreement and which will be expressed from time to time as a stated or fixed fraction or percentage of the Percentages of all Members. Increases or decreases in the Capital Account of a Member from time to time shall not affect such Member's Percentage. The initial Percentages of the Members are reflected on the Schedule. Upon any Transfer of an Interest if permitted under the terms of this Agreement, the transferee (whether or not he/she/it becomes a Substitute Member) shall succeed to the Percentage of the transferor to the extent of the Interest so transferred.

3.4     Admission of Additional Members; Withdrawal of Initial Member.

A.     The Persons signing this Agreement as the Members shall be deemed admitted to the Company as Members for all purposes effective on the Effective Date. The original Member(s) shall be deemed to have withdrawn as the initial Member(s) and Manager upon admission of the other Members as provided in the preceding sentence without further act, provided the initial Member(s) shall not be entitled to any payment or distribution from the Company as a result of such withdrawal other than as expressly provided under this Section III, and each of the initial Members shall be released from any further liability or obligation to the Company in the capacity as a former Member.

B.     After the Effective Date, no additional Members shall be admitted to the Company without the prior written unanimous consent of the Class A Member and the Class B Member.

3.5     Limitation of Liability. No Member or Manager, nor any of its respective Affiliates, shall be personally liable for any debts, liabilities or losses of the Company, except as otherwise required by law. The failure of the Company to observe any formalities or requirements relating to either the exercise of its powers or the pursuance of its business or affairs under the Agreement or the Act shall not be grounds for imposing personal liability on the Members or any Manager of the Company or their respective Affiliates.

3.6     Representations and Warranties.

A.     The Class B Member hereby represents and warrants to the Class A Member, the Company and each other Member that:

(a)

If such Member is an Entity, it is duly organized or duly formed, validly existing, and in good standing under the laws of the jurisdiction of its place of incorporation or formation and has the full legal power and authority to own its property and carry on its business as owned and carried on at the date hereof and as contemplated hereby.

(b)

Such Member has the individual or other legal power and authority to execute and deliver this Agreement and to perform his/her/its obligations hereunder and, if such Member is an Entity, the execution, delivery, and performance of this Agreement has been duly authorized by all necessary action on the part of such Entity, and this Agreement constitutes the legal, valid and binding obligation of such Member according to its terms.

(c)	The Member has acquired his/her/its Interest in the Company for the Member's own account as an investment and without an intent to distribute, subdivide or fractionalize the Interest.

(d)

The Member acknowledges that the Interests of the Members have not been registered under the Securities Act of 1933 or any state securities laws, and may not be resold or transferred by the Member without appropriate registration or the availability of an exemption from such requirements.

(e)

The Member has acquired his/her/its Interest based upon his/her/its own investigation and such Member is a sophisticated investor possessing an expertise in analyzing the benefits and risks associated with acquiring investments that are similar to the acquisition of his/her/its Interest in the Company. The Member acknowledges that it has been provided access to personnel, books, records and other information relating to the Properties and the acquisition of its interest that it has requested. The Member acknowledges that no other Member has made any representation or warranty as to the Company, the Properties or any other matter with respect to the transaction contemplated hereby, except as expressly set forth in this Agreement.

(f)

Neither such Member nor any of his/her/its Affiliates is, nor will the Company as a result of such Member holding an Interest in the Company be, an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940. Neither such Member nor any of his/her/its Affiliates is, nor will the Company as a result of such Member holding an Interest in the Company be, a "holding company," "an affiliate of a holding company," or a "subsidiary of a holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

(g)

The Member is a "United States" person as such term is defined under Code Section 7701(a)(30) and the Treasury Regulations promulgated thereunder and is not subject to foreign person income tax withholding under Code Section 1445 and the Treasury Regulations promulgated thereunder.

(h)

Each of the Class B Member and Sponsor Principal is in compliance with all applicable anti-money laundering and anti-terrorist laws, regulations, rules, executive orders and government guidance, including the reporting, record keeping and compliance requirements of the Bank Secrecy Act (“BSA”), as amended by The International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, Title III of the USA PATRIOT Act (the “Patriot Act”), and other authorizing statutes, executive orders and regulations administered by OFAC, and related Securities and Exchange Commission, SRO or other agency rules and regulations, and has policies, procedures, internal controls and systems that are reasonably designed to ensure such compliance.

(i)

None of the Class B Member, Sponsor Principal or any of their respective Affiliates nor any Person Controlled by the Class B Member, or Sponsor Principal, nor any Person who owns a Controlling interest in or otherwise Controls the Class B Member, nor any Person for whom the Class B Member is acting as agent or nominee in connection with this investment, is a country, territory, Person, organization, or entity named on an OFAC List, nor is a prohibited country, territory, Person, organization, or entity under any economic sanctions program administered or maintained by OFAC.

(j)

None of the Class B Member and/or Sponsor Principal is a Plan and none of the assets of the Class B Member or Sponsor Principal constitutes or will constitute, by virtue of the application of 29 C.F.R. §2510.3-101(f) as modified by section 3(42) of ERISA, “Plan Assets” of one or more Plans. In addition, (a) neither the Class B Member nor Sponsor Principal is a “governmental plan” within the meaning of Section 3(32) of ERISA and (b) transactions by or with any of the parties hereto are not subject to State statutes regulating investment of, and fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Code currently in effect, which prohibit or otherwise restrict the transactions contemplated by this Agreement.

(k)

The Class B Member is not (i) a Senior Foreign Political Figure, or an Immediate Family Member or a Close Associate of a Senior Foreign Political Figure, or (ii) Controlled by a Senior Foreign Political Figure, or an Immediate Family Member or a Close Associate of a Senior Foreign Political Figure, and none of the direct or indirect owners of the Class B Member (other than any owners of any interest(s) in a publicly-traded entity) is a Senior Foreign Political Figure or an Immediate Family Member or a Close Associate of a Senior Foreign Political Figure.

(l)

In connection with the entry into this Agreement and the making of the Class A Member Capital Contribution, none of the Class B Member, the Sponsor Principal or any officer, director, employee or Affiliate of the Class B Member or Sponsor Principal will, directly or indirectly, receive any of the distributions designated for those Persons designated as “Class A Members” on Exhibit K hereto.

B.     The Sponsor Principal, by executing or joining in this Agreement, hereby represents and warrants to each other Member that:

(a)     All information, documents and other materials provided by the Sponsor Principal to the Class A Member and/or their respective Affiliates, employees, attorneys, agents or consultants in connection with the formation of and equity investment in the Company and the acquisition and financing of the Property are complete and accurate in all material respects. There is no fact presently known to any Sponsor Principal which has not been disclosed to the Class A Member which materially and adversely affects, or might materially and adversely affect, the Property or the business, operations or condition (financial or otherwise) of the Company.

(b)     All financial data, including, without limitation, the statements of cash flow and income and operating expenses, that have been delivered to the Class A Member in respect of the Company, a the Holding Companies, the Property Owners, the Sponsor Principal and the Property (i) are true, complete and correct in all material respects, (ii) accurately represent the financial condition of the Company, the Sponsor Principal and the Property, as applicable, as of the date of such reports, and (iii) have been prepared in accordance with the Accounting Method throughout the periods covered, except as disclosed therein. Except as expressly permitted by this Agreement, the Sponsor Principal does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to the Sponsor Principal and reasonably likely to have a materially adverse effect on the Property or the operation of the Property as a retail shopping center, except as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no material adverse change in the financial condition, operations or business of the Company, the Sponsor Principal, a Holding Company or a Property Owner from that set forth in said financial statements.

(c)     All information submitted by the Sponsor Principal to the Class A Member and in all financial statements, rent rolls, reports, certificates and other documents submitted in connection with the Mortgage Loan or in satisfaction of the terms thereof and all statements of fact made by the Sponsor Principal in this Agreement or in any other Mortgage Loan Document, are accurate, complete and correct in all material respects. There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects or might materially and adversely affect the use, operation or value of the Property or the business operations or the financial condition of Sponsor Principal or any Property Owner or Holding Company. The Sponsor Principal has disclosed to the Class A Member all material facts and have not failed to disclose any material fact that could cause any information described in this Section 3.6 or any representation or warranty made herein to be materially misleading.

(d)     The Sponsor Principal has reviewed the representations and warranties made by, and covenants of, the Company to and for the benefit of Mortgage Lender contained in the Mortgage Loan Documents and such representations and warranties are true and correct in all material respects.

C.     The Class A Member, its executing or joining in this Agreement, hereby represents and warrants to each other Member that:

(a)     It is duly organized or duly formed, validly existing, and in good standing under the laws of the jurisdiction of its place of incorporation or formation and has the full legal power and authority to own its property and carry on its business as owned and carried on at the date hereof and as contemplated hereby.

(b)     Such Member has the legal power and authority to execute and deliver this Agreement and to perform its obligations hereunder and the execution, delivery, and performance of this Agreement has been duly authorized by all necessary action on the part of such Entity, and this Agreement constitutes the legal, valid and binding obligation of such Member according to its terms.

(c)     The Member is acquiring its Interest in the Company for the Member's own account as an investment and without an intent to distribute, subdivide or fractionalize the Interest.

(d)     The Member acknowledges that the Interests of the Members have not been registered under the Securities Act of 1933 or any state securities laws, and may not be resold or transferred by the Member without appropriate registration or the availability of an exemption from such requirements.

(e)     The Member is acquiring its Interest based upon its own investigation and such Member is a sophisticated investor possessing an expertise in analyzing the benefits and risks associated with acquiring investments that are similar to the acquisition of its Interest in the Company. The Member acknowledges that it has been provided adequate access to personnel, books, records and other information relating to the Properties and the acquisition of its Interest. The Member acknowledges that no other Member has made any representation or warranty as to the Company, the Properties or any other matter, except as expressly set forth in this Agreement.

(f)     Neither such Member nor any of its Affiliates is, nor will the Company as a result of such Member holding an Interest in the Company be, an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940. Neither such Member nor any of its Affiliates is, nor will the Company as a result of such Member holding an Interest in the Company be, a "holding company," "an affiliate of a holding company," or a "subsidiary of a holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

(g)     The Member is a "United States" person as such term is defined under Code Section 7701(a)(30) and the Treasury Regulations promulgated thereunder and is not subject to foreign person income tax withholding under Code Section 1445 and the Treasury Regulations promulgated thereunder.

Each of the representations and warranties made by a Member under this Section 3.6. shall be deemed made as of the Effective Date and at all times thereafter as it is intended that each such representation and warranty shall be continuing in nature throughout the existence of the Company.

SECTION IV
DISTRIBUTIONS; ALLOCATIONS OF PROFITS/LOSSES;
REQUIRED TAX ADJUSTMENTS/ALLOCATIONS

4.1     Distributions of Distributable Cash.

A.     Distributions shall be made to Members only after the Company and its Subsidiaries have paid all Company Costs then due and payable, paid all Member Loans made to the Company by the Class A Member pursuant to Section 3.2, and paid all amounts then due under any Mortgage Loans. Distributions of Distributable Cash to the Class A Member which has accrued during each calendar month shall be made on the next succeeding Distribution Date and at such other times as the Class A Member shall determine as a Major Decision. Distributions of Distributable Cash to the Class B Member pertaining to any calendar period shall be distributed periodically at times determined by the Manager in its sole discretion, but not more frequently than once during any calendar quarter. Distributions of Capital Proceeds shall be made promptly after the Company receives such Capital Proceeds, but in any event within fifteen (15) days of such receipt, subject to any reserve requirement, holdback or other contractual or governmental obligation of the Company.

B.     All distributions of Distributable Cash and Capital Proceeds shall be made in the order of priority shown in subsections C, D, E and F below.

C.     To the extent no Changeover Event or Distribution Suspension Event has occurred, all Distributable Cash distributed prior to the Redemption Date shall be distributed as follows:

(i)     First, to the Class A Member, until the Class A Member has been paid in full an amount equal to the then accrued and unpaid Enhanced Class A Return on the amount of any additional Capital Contributions made pursuant to Section 3.2;

(ii)     Second, to the Class A Member, until the Class A Member has been paid in full an amount equal to any then unreturned additional Capital Contributions made pursuant to Section 3.2;

(iii)     Third, to the Class A Member until the Class A Member has been paid in full an amount equal to all then accrued but unpaid Class A Return on the amount of all Capital Contributions it has made pursuant to Section 3.1;

(iv)     Fourth, any amount of Distributable Cash which remains after distributions pursuant to clauses (i) – (iii) above shall be distributed to the Class B Member.

D.     All Capital Proceeds derived from an Interim Capital Transaction shall, provided that no Changeover Event shall then be in effect, be distributed as follows:

(i)     First, to the Class A Member, until the Class A Member has been paid in full an amount equal to the then accrued and unpaid Enhanced Class A Return on the amount of its additional Capital Contributions made pursuant to Section 3.2;

(ii)     Second, to the Class A Member, until the Class A Member has been paid in full an amount equal to any then unreturned additional Capital Contributions made pursuant to Section 3.2;

(iii)     Third, to the Class A Member until the Class A Member has been paid in full an amount equal to all accrued but unpaid Class A Return attributable to the Properties that are the subject of the then current Interim Capital Transaction;

(iv)     Fourth, to the Class A Member until the Class A Member has been paid an amount equal to one hundred twenty percent (120%) of the Allocated Investment Amount for the Properties that are the subject of the then current Interim Capital Transaction;

(v)     Fifth, to the Class A Member such amount that will cause the Yield to Investment Ratio for the Properties remaining after the then current Interim Capital Transaction to be at least equal to the greater of (1) the Yield to Investment Ratio in effect immediately prior to the then current Interim Capital Transaction, as determined by the Class A Member, and (2) nine percent (9%);

(vi)     Sixth, to the Class A Member such amount that will cause the ratio of the sum of (1) the Class A Member’s Net Invested Capital and (2) the then aggregate outstanding principal balance and accrued but unpaid interest on all of the Mortgage Loans to be not more than (x) such ratio immediately prior to the then current Interim Capital Transaction and (y) seventy-five percent (75%), all as determined by the Class A Member; and

(vii)     Seventh, any amount of Capital Proceeds which remains after distributions pursuant to clauses (i) – (vi) above shall be distributed to the Class B Member.

E.     All Capital Proceeds derived from a Final Capital Transaction, and all Distributable Cash distributed following the occurrence and during the continuance of a Changeover Event or following the Redemption Date, shall be distributed as follows:

(i)     First, to the Class A Member, until the Class A Member has been paid in full an amount equal to the then accrued and unpaid Enhanced Class A Return on the amount of its additional Capital Contributions made pursuant to Section 3.2;

(ii)     Second, to the Class A Member, until the Class A Member has been paid in full an amount equal to any then unreturned additional Capital Contributions made pursuant to Section 3.2;

(iii)     Third, to the Class A Member until the Class A Member has been paid in full the unpaid amounts of the Redemption Price;

(iv)     Fourth, any amount of Capital Proceeds which remain after distributions pursuant to clauses (i) – (iii) above shall be distributed to the Class B Member

F.     Upon the occurrence and during the continuance of a Distribution Suspension Event, all Distributable Cash distributed prior to the Redemption Date shall be distributed as follows:

(i)     First, to the Class A Member, until the Class A Member has been paid in full an amount equal to the then accrued and unpaid Enhanced Class A Return on the amount of any additional Capital Contributions made pursuant to Section 3.2;

(ii)     Second, to the Class A Member, until the Class A Member has been paid in full an amount equal to any then unreturned additional Capital Contributions made pursuant to Section 3.2;

(iii)     Third, to the Class A Member until the Class A Member has been paid in full an amount equal to all then accrued but unpaid Class A Return on the amount of all Capital Contributions it has made pursuant to Section 3.1; and

(iv)     Fourth, any balance shall be deposited into a reserve account under the control of the Class A Member, and funds therein shall be applied to operating expenses of the Properties approved by the Class A Member.

Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to any Member if such distribution would violate the Delaware Act or any other applicable law or the Mortgage Loan Documents.

4.2     Mandatory Redemption of Class A Member Equity.

A.     Notwithstanding anything to the contrary contained herein, no later than the Redemption Date, the Manager shall cause the Company to redeem all of the Class A Member’s Membership Interests in the Company at a redemption price equal to the sum of the following (the “Redemption Price”):

(i)     if the Redemption Price is paid on or prior to the Redemption Date, the sum of (a) all unreturned Capital Contributions made by the Class A Member pursuant to Sections 3.1 and 3.2, (b) all accrued but unpaid Class A Return, (c) all accrued but unpaid Enhanced Class A Return on any additional Capital Contributions the Class A Member made pursuant to Section 3.2, and (d) all costs and expenses (including reasonable attorneys’ fees) incurred by the Class A Member in connection with the enforcement of the Class A Member’s rights to redemption pursuant to the terms of this Agreement, if any, and any other amounts the Class A Member is entitled to under the terms of this Agreement; and

(ii)     if the Redemption Price is paid following the Redemption Date, the sum of (a) all amounts listed in Section 4.2.A.(i)(a) through (d) above that have accrued through and including the applicable date following the Redemption Date (collectively, “Default Capital Amount”), (b) all accrued but unpaid return at the Enhanced Class A Return Rate on the Default Capital Amount, which return shall begin to accrue on the Default Capital Amount as of the day following the Redemption Date, and (c) all costs and expenses (including reasonable attorneys’ fees) incurred by the Class A Member in connection with the enforcement of such redemption and any other amounts the Class A Member is entitled to under the terms of this Agreement; and

(iii)     in the case of either (i) or (ii) above, the Minimum Multiple Amount; and

(iv)     the Class A Member Redemption Fee.

B.     Notwithstanding anything to the contrary, at any time, upon no less than thirty (30) days prior written notice to the Class A Member, the Company shall have the right to distribute or pay to the Class A Member the Redemption Price in full, but not in part.

C.     Any transfer taxes due as a result of the redemption of the Class A Member’s Membership Interest shall be deemed to be an Approved Budget expense of the Company and shall not be deducted from the Redemption Price.

D.     The Class B Member may extend the Redemption Date for the First Extension Term if all of the following conditions are satisfied as of the Redemption Date:

(i)     No Changeover Event shall have occurred, nor shall any event have occurred which with the giving of notice and/or the passage of time would constitute a Changeover Event, nor shall any claim been threatened which, if valid, would constitute a Changeover Event;

(ii)     Each Mortgage Lender holding a Mortgage Loan then in effect shall have agreed to extend the maturity date of such Mortgage Loan through the end of the First Extension Term (or a replacement lender approved by the Class A Member has made a loan that matures not earlier than the end of the First Extension Term);

(iii)     The Class B Member shall have paid to the Class A Member an extension fee equal to one-quarter of one percent (0.25%) of the Class A Member’s then Net Invested Capital;

(iv)     The Yield to Investment Ratio shall then be no less than nine percent (9%);

(v)     The sum of the Class A Member’s Net Invested Capital and the principal amount plus any then accrued and unpaid interest under all of the Mortgage Loans does not exceed seventy-five percent (75%) of the value of all of the Properties, as determined by the Class A Member in its sole discretion; and

(vi)     There shall have been no material adverse change with respect to market conditions for the Properties or in the financial condition, operations or business of the Company, the Sponsor Principal, the Holding Companies or the Property Owners since the date of this Agreement, as determined by the Class A Member in its sole discretion.

E.     The Class B Member may extend the Redemption Date for the Second Extension Term if all of the following conditions are satisfied as of the last day of the First Extension Term:

(i)     No Changeover Event shall have occurred, nor shall any event have occurred which with the giving of notice and/or the passage of time would constitute a Changeover Event, nor shall any claim been threatened which, if valid, would constitute a Changeover Event;

(ii)     Each Mortgage Lender holding a Mortgage Loan then in effect shall have agreed to extend the maturity date of such Mortgage Loan through the end of the Second Extension Term (or a replacement lender approved by the Class A Member has made a loan that matures not earlier than the end of the Second Extension Term);

(iii)     The Class B Member shall have paid to the Class A Member an extension fee equal to one-half of one percent (0.5%) of the Class A Member’s then Net Invested Capital;

(iv)     The Yield to Investment Ratio shall then be no less than nine percent (9%);

(v)     The sum of the Class A Member’s Net Invested Capital and the principal amount plus any then accrued and unpaid interest under all of the Mortgage Loans does not exceed seventy-five percent (75%) of the value of all of the Properties, as determined by the Class A Member in its sole discretion; and

(vi)     There shall have been no material adverse change with respect to market conditions for the Properties or in the financial condition, operations or business of the Company, the Sponsor Principal, the Holding Companies or the Property Owners since the end of the First Extension Term, as determined by the Class A Member in its sole discretion.

F.     In connection with an Interim Capital Transaction affecting an individual Property, such Property shall, upon the written request of the Manager, be released from the provisions of this Agreement, provided that the following conditions are satisfied:

(i)     With respect to the Basis Mortgage Loan Properties, (A) the applicable Property may be released from the Basis Mortgage Loan pursuant to the Basis Loan Agreement; provided that all of the conditions to a partial release of any such Property set forth in Section 5.34 of the Basis Loan Agreement shall have been satisfied, and (B) the Class A Member shall have received all of the amounts set forth in clauses (i) – (iii) and (v) – (vi) of Section 4.1D hereof; and

(ii)     For Properties that are not Basis Mortgage Loan Properties, (A) no Changeover Event shall have occurred and be continuing, (B) the applicable Mortgage Loan shall have been paid in full, (C) all Properties remaining after the release continue to be in compliance with all applicable legal requirements, including, without limitation, all zoning and subdivision laws, setback requirements, parking ratio requirements and use requirements, (D) the Manager shall have delivered to the Class A Member a certificate certifying that the requirements set forth in this clause (ii) have been satisfied, (E) the Class A Member shall have received all of the amounts set forth in clauses (i) – (vi) of Section 4.1 D hereof, and (F) the Class B Member shall have paid all of the Class A Member’s expenses incurred in connection with the release.

4.3     Allocations of Net Profits and Net Losses.

A.     Except as otherwise provided in this Agreement, the Net Profits of the Company for any Accounting Year (other than Net Profits resulting from a Capital Transaction) shall be allocated among the Members in the following order of priority:

(i)     First, in any Accounting Year in which there are distributions made under Sections 4.1C-F, the Net Profits for such Accounting Year in an amount not to exceed such distributions shall be allocated to the Class B Member; and

(ii)     Second, the Net Profits for such Accounting Year in excess of the distributions for such Accounting Year under Sections 4.1C-F, if any, shall be allocated to the Class B Member.

B.     Except as otherwise provided in this Agreement, the Net Losses of the Company for any Accounting Year (other than Net Losses resulting from a Capital Transaction) shall be allocated among the Members in the following order of priority:

(i)     First, to Class B Member with a positive Capital Account balance, until such positive balances are eliminated; and

(ii)     Second, to those Members who have personally guaranteed Company debt(s), an amount up to the guaranteed portion of such debt(s) (excluding any customary carve-out guarantees associated with the Loan);

(iii)     Third, any remaining Net Losses shall be allocated among the Class B Member.

4.4     Special Allocations to Capital Accounts and Certain Other Income Tax Allocations. Notwithstanding any other provision of this Agreement to the contrary, the following special allocations shall be made in the following order:

A.     Except as otherwise provided in Section 1.704-2(f) of the Treasury Regulations, if there is a net decrease in the Company Minimum Gain during an Accounting Year, then the Capital Accounts of each Member shall be allocated items of income (including gross income) and gain for such year (and, if necessary, for subsequent years) equal to that Member's share of the net decrease in Company Minimum Gain in the manner required under Section 1.704-2(f) of the Treasury Regulations. This Section 4.3.A. is intended to comply with the "minimum gain chargeback" requirement of Section 1.704-2 of the Treasury Regulations and shall be interpreted consistently therewith. If in any Accounting Year that the Company has a net decrease in Company Minimum Gain, if the minimum gain chargeback requirement would cause a distortion in the economic arrangement among the Members and it is not expected that the Company will have sufficient other income to correct that distortion, the Manager may, in its discretion, seek to have the Internal Revenue Service waive the minimum gain chargeback requirement in accordance with Treasury Regulation Section 1.704-2(f)(4).

B.     Except as otherwise provided in Section 1.704-2(i) of the Treasury Regulations, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to any Member Nonrecourse Debt during any Accounting Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt shall be specially allocated items of income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member's share of the net decrease in Member Nonrecourse Debt Minimum Gain in the manner required under Section 1.704-2(i) of the Treasury Regulations. This subparagraph is intended to comply with the partner minimum gain charge back requirements in Section 1.704-2(i) of the Regulations (as applicable to members of limited liability companies taxable as partnerships for federal income tax purposes) and shall be interpreted consistently therewith.

C.     In the event that any Member unexpectedly receives any adjustments, allocations, or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6) of the Treasury Regulations, which create or increase an Adjusted Deficit Capital Account of such Member, then items of Company income and gain (consisting of a pro rata portion of each item of Company income, including gross income, and gain for such year and, if necessary, for subsequent years) shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Deficit Capital Account so created as quickly as possible. It is the intended that this Section 4.3.C. comply with the "qualified income offset" and "alternate test for economic effect" provisions set forth in Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations and shall be interpreted consistently therewith.

D.     In the event that any Member would have a deficit Capital Account at the end of any Accounting Year which is in excess of the sum of any amount that such Member is obligated to restore to the Company under Section 1.704-1(b)(2)(ii)(c) of the Treasury Regulations and such Member's share of minimum gain as defined in Section 1.704-2(g)(1) of the Treasury Regulations (which is also treated as an obligation to restore in accordance with Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations), the Capital Account of such Member shall be specially credited with items of Company income (including gross income) and gain in the amount to eliminate, to the extent required by the Treasury Regulations, such excess as quickly as possible.

E.     Beginning in the first Accounting Year in which there are allocations of Nonrecourse Deductions, such deductions shall be allocated to the Members in the same manner as Net Profits and Net Losses are allocated for such period. Solely for purposes of determining a Member's proportionate share of any "excess nonrecourse liabilities" of the Company, as described in Treasury Regulation Section 1.752-3(a)(3), the Members' interests in Company profits shall be deemed to coincide with their respective share of Company Net Profits.

F.     Any Member Nonrecourse Deductions for any Accounting Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Section 1.704-2(i)(1) of the Treasury Regulations (as applicable to members of limited liability companies taxable as partnerships for federal income tax purposes).

G.     Any credit or charge to the Capital Accounts of the Members pursuant to this Section 4.3. shall be taken into account in computing subsequent allocations of Net Profits and Net Losses pursuant to Sections 4.2. and 4.4. so that the net amount of any items charged or credited to Capital Accounts pursuant to Sections 4.2., 4.3. and 4.4. shall to the extent possible, be equal to the net amount that would have been allocated to the Capital Account of each Member pursuant to the provisions of this Section IV if the special allocations required by this Section 4.3. had not occurred.

4.5     Allocation of Net Profits or Net Losses from Capital Transactions.

A.     Except as provided in this Agreement, Net Profits from a Capital Transaction shall be allocated in the following order of priority:

(i)     First, if the Class B Member has a negative Capital Account, Net Profits from a Capital Transaction shall be allocated first to those Members, in proportion to their negative Capital Accounts, until all negative Capital Accounts have been eliminated; and

(ii)     Second, any remaining Net Profits not allocated under Section 4.4.A(i) shall be allocated to the extent necessary so that the Capital Account balances of the Members are equal to the amounts distributable to them pursuant to Section 4.5. (this calculation shall assume that the Capital Transaction does not result in the dissolution of the Company even if the Capital Transaction does result in the dissolution of the Company).

B.     Except as provided in this Agreement, Net Losses from a Capital Transaction shall be allocated in the following order of priority:

(i)     First, if the Class B Member has a positive Capital Account, Net Losses from a Capital Transaction shall be allocated first to such Member, in proportion to their positive Capital Accounts, until all positive Capital Accounts are reduced to zero; and

(ii)     Second, any remaining Net Losses not allocated to reduce positive Capital Accounts to zero pursuant to Section 4.4.B(i) shall be allocated to the Class B Member.

4.6     Intentionally Omitted.

4.7     Other Tax Allocation and Related Tax Provisions.

A.     In accordance with Section 704(c)(1)(A) of the Code and Section 1.704-1(b)(2)(i)(iv) of the Treasury Regulations, if a Member contributes property with an initial Gross Asset Value that differs from its adjusted basis at the time of contribution, income, gain, loss and deductions with respect to the property shall, solely for federal income tax purposes (and not for Capital Account purposes), be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company and its Gross Asset Value at the time of contribution.

B.     All recapture of income tax deductions resulting from the sale or disposition of Company property shall be allocated to the Members to whom the deduction that gave rise to such recapture was allocated hereunder to the extent that each such Member is allocated any gain from the sale or other disposition of such property.

C.     Any income tax credits (and any liability for recapture of such credit) shall be allocated among the Members in the same manner as the deduction or expenditure which gives rise to such credit is allocated among the Members pursuant to the terms of this Agreement.

D.     The Members are aware of the income tax consequences of the allocations made by this Section IV and hereby agree to be bound by the provisions of this Section IV in reporting their distributive shares of the Company's taxable income, gains, deductions, losses and credits for income tax purposes.

4.8     Income Tax Treatment of the Company and the Class A Member’s Interest. Notwithstanding anything in this Agreement to the contrary, the Company, the Members and their respective Affiliates agree that the Class A Member’s Interest shall be treated as debt for all federal, state and local income tax purposes that is eligible for treatment as “portfolio debt” within the meaning of Section 871(h) of the Code, unless required otherwise by the applicable law, regulation, or ruling, and no party hereto shall take any position inconsistent therewith. In accordance with, and without limiting, the foregoing, (i) payments to the Class A Member pursuant to Section 4.1 hereof shall be treated as payments of interest or the repayment of principal, as applicable and (ii) the Company shall provide to each Class A Member a Form 1099-INT showing all payments of interest to such Class A Member during the applicable tax period. Furthermore, (i) the Class B Member shall be treated as the sole owner of the Company for all U.S. federal, state and local income tax purposes, and (ii) all income, gain, loss and expense of the Company shall be allocated solely to the Class B Member in accordance with the tax allocation provisions of this Agreement. The Class A Member Redemption Fee and the amount paid to the Class A Member pursuant to clause (iii) of Section 4.2A shall all be treated as amounts paid to the Class A Member in connection with the Class A Member Capital Contribution, and such amounts shall not be treated as guaranteed payments to a partner within the meaning of Section 707 of the Code.

4.9     Operating Account.

A.     The Manager has opened an interest bearing account (the “Operating Account”) with Deposit Bank, which account is in the name of the Company. Any interest earned on funds held in the Operating Account shall be treated as income of the Company. The Class A Member shall have access (via computer connection, if available) during normal business hours to account information in accordance with the Deposit Bank’s general procedures relating thereto. The Manager may create separate subaccounts of the Operating Account and may allocate the funds in the Operating Account to such separate subaccounts in such amounts as reasonably determined by the Manager and for the purposes set forth in Section 4.9.D. below.

B.     Subject to the provisions of Section 4.10 below, no party other than the Manager shall have the right to withdraw funds from the Operating Account. The Operating Account shall not constitute trust funds.

C.     All reasonable out-of-pocket costs and expenses for establishing and maintaining the Operating Account shall be paid by the Company. All interest on the Operating Account shall be added to and become a part of the Operating Account. The Manager shall not be liable for any loss sustained on the investment of any funds in accordance with this Agreement.

D.     On the date hereof, the Class B Member is depositing (i) an amount equal to $75,000.00 into the Operating Account (which shall be available to pay solely for the required repairs or deferred maintenance items listed on Exhibit I attached hereto) and (ii) an amount equal to $11,000 into the Operating Account (which shall be available to pay solely for tenant improvement and leasing costs relating to the Dollar Tree lease at the Property owned by BSV Avondale LLC, and may be disbursed for such purpose upon notice by the Manager to the Class A Member). With respect to clause (i) above, amounts for the roof replacement may be requested for application by a requisition in the form of the requisition referenced in Section 3.22 of the Basis Loan Agreement. The roof replacement shall be completed not later than December 31, 2020, and the ADA compliance upgrades shall be completed not later than June 30, 2020. Upon the completion of such repairs and deferred maintenance referenced in clause (i) above and the Class A Member’s written confirmation that the same is complete, any amounts remaining from such $75,000 reserve may be used by the Company without the restriction set forth therein.

4.10     Application of Account Funds after a Changeover Event. From and after the occurrence and during the continuance of a Changeover Event, the Class A Member shall have the right to apply funds in any of the Accounts as they elect in their sole discretion, including, for the avoidance of doubt, toward payment of the Class A Return or any portion of the Redemption Price and the Class A Member Redemption Fee.

4.11     Accounts Generally. Except for the Accounts, the Company shall not establish or maintain any other bank accounts, securities accounts or other accounts without the prior approval of the Class A Member.

SECTION V
MANAGEMENT

5.1     Role of Manager.

A.     Subject to Section 5.2, the Manager shall manage and conduct the operations and related contractual, financial and other affairs of the Company, its Subsidiary(ies) and the Property and make all decisions regarding the Company, its Subsidiary(ies) and the Property pursuant to and in accordance with the terms of this Agreement. The Manager shall generally have all the rights, powers, duties and obligations of a member and a manager under the Delaware Act and as provided by other applicable law.

B.     In dealing with the Manager acting on behalf of the Company, no Person shall be required to inquire into the authority of the Manager to bind the Company or its Subsidiary(ies). Persons dealing with the Company or its Subsidiary(ies) are entitled to rely conclusively on the power and authority of the Manager as set forth in this Agreement or in any power of attorney, resolution or other document delivered by the Manager. This Section shall not, however, relieve the Manager of any Obligation to the Company, its Subsidiary(ies) or any other Member resulting from or arising out of any action by the Manager without any Approval of the Class A Member required under this Agreement.

5.2     Major Decisions.

A.     Major Decisions requiring the approval of the Class A Member are set forth and described in Exhibit F to this Agreement.

B.     Only the Manager may propose to adopt, modify or revoke a Major Decision at any time. Whenever the Manager proposes to adopt, modify or revoke a Major Decision, it shall deliver a written notice (a “Major Decision Notice”) to the Class A Member (i) describing the proposal in sufficient detail and (ii) containing sufficient information to permit the Class A Member to make an informed decision on the proposal and shall subsequently provide to the Class A Member such additional information as the Class A Member may reasonably request. If the Major Decision relates to entering into a new Material Lease, such Major Decision Notice shall also (a) include a copy of the final version of such proposal or lease, (b) include all supporting documentation reasonably necessary to evaluate such request, as reasonably determined by the Class A Member and (c) include the following caption in all capital, bolded, block letters on the first page thereof: “THE FOLLOWING REQUEST REQUIRES A RESPONSE WITHIN TEN (10) BUSINESS DAYS OF RECEIPT. FAILURE TO DO SO WILL BE DEEMED AN APPROVAL OF THE REQUESTED MATERIAL LEASE.”

C.     The Class A Member shall promptly consider and evaluate each proposal to adopt, modify or revoke a Major Decision and shall promptly give its decision (set forth in writing) after it has analyzed all relevant information or data required to be delivered to it under Section 5.2.B. The Class B Member expressly acknowledges and agrees that any approval of a proposed Major Decision is subject to the Class A Member’s sole and absolute discretion; provided, however, that for a Major Decision regarding approval of a Material Lease, the Class A Member’s approval of the Material Lease shall not be unreasonably withheld or delayed.

D.     The adoption, modification or revocation of a Major Decision requires the approval of the Class A Member. Any Major Decision approved in accordance with this Section 5.2 shall bind the Company and its Members, unless it is later amended, modified or revoked as a Major Decision by a subsequent approval of the Class A Member.

E.     Neither the Manager nor any other Member shall have any right or power either on behalf of Company, its Subsidiary(ies) or on its own behalf to make any commitment or engage in any undertaking or action that requires approval of a Major Decision unless or until such Major Decision has been approved in writing by the Class A Member.

F.     Once a Major Decision has been approved by the Class A Member as described in this Section 5.2, it cannot be amended, modified or revoked unless the Class A Member approve any such amendment, modification or revocation as a Major Decision.

G.     The Class B Member acknowledges that the approval of a Major Decision by the Class A Member is separate and independent from any approval that an Affiliate of the Class A Member may have regarding a similar matter as the Lender under the Basis Loan Agreement. Accordingly, any request for approval of a Major Decision submitted to the Class A Member shall be addressed only to the Class A Member and may not include any request for approval of the same or any other matter by any Affiliate of the Class A Member under the Basis Loan Agreement or otherwise. Any request for approval that does not comply with this Section 5.2G shall be null and void, and shall not constitute a Major Decision Notice.

5.3     Intentionally Omitted.

5.4     Agreements with Affiliates of the Class B Member.

A.     Any agreement (“Affiliate Agreement”) between the Company or its Subsidiary(ies) and a Person who is an Affiliate of the Sponsor Principal must be approved by the Class A Member prior to such Affiliate Agreement being effective or binding upon the Company or its Subsidiary(ies), except those Affiliate Agreements entered into by the Company in the ordinary course of business and on terms which are fully disclosed to the Class A Member in advance and are no less favorable to the Company or such Affiliate than would be obtained in a comparable arm’s-length transaction with an unrelated third party.

B.     Except for those fees specifically set forth in Section 5.12 and those certain Property Management and Leasing Agreements listed in Exhibit J hereto, the Company shall not pay, or permit the payment of, development fees, management fees, brokerage or leasing fees or commissions or any other compensation of any form whatsoever to any Member or any direct or indirect partner, member, shareholder or Affiliate thereof, or request disbursement of funds from the Company for such purpose, without the prior written consent of the Class A Member. For the avoidance of doubt, the foregoing restriction shall not apply to fees currently paid to unaffiliated third-party service providers. Any approval, modification, consent, decision, waiver, notice of default or termination, or other action by or on behalf of the Company or its Subsidiary(ies) under an Affiliate Agreement shall be approved by the Class A Member. The Class A Member, in its own name or through or on behalf of the Company or its Subsidiary(ies) and at the expense of the Company, shall have the sole right and authority to enforce the provisions of any Affiliate Agreement against the subject Sponsor Principal thereunder by all appropriate methods, including the commencement of legal or other proceedings against the Sponsor Principal or the termination of such Affiliate Agreement in accordance with its terms or applicable law, without the participation or approval of the Class B Member.

C.     If (i) an Affiliate of the Class B Member is removed as the Manager pursuant to Section 5.6 or if such Class B Member’s Membership Interest in the Company has been subject to change as described in Section 5.6D, or (ii) if the manager of a specific Property Owner and/or Holding Company is removed as manager pursuant to Section 5.6, the Class A Member shall have the right and authority to act on behalf of the Company or its Subsidiary(ies) without the participation or approval of the Class B Member (i) to terminate any Affiliate Agreement with a Sponsor Principal, or, with respect to clause (ii) above, to terminate any Affiliate Agreement with respect to, or to the extent it applies to, an individual Property or Properties (in either case with no termination or any other type or form of penalty, fee or other compensation being paid to the Sponsor Principal notwithstanding any contrary provision that may be contained in such Affiliate Agreement) upon written notice to the Class B Member and the Sponsor Principal and (ii) to replace a terminated Affiliate Agreement (or elect not to replace it) with an agreement with another Person who is not an Affiliate of any Member. The foregoing rights may be exercised whether or not such Sponsor Principal is in default under any agreement or with respect to any obligation it owes to the Company, any Subsidiary(ies) or the Property. Each Affiliate Agreement shall provide for the termination right described in this Section 5.4.C.

5.5     Duties of Manager.

A.     The Members hereby appoint the Class B Member as the initial Manager of the Company. The Class B Member hereby agrees to serve in that capacity pursuant to the terms and conditions of this Agreement. The Class B Member may only be removed as the Manager pursuant to Section 5.6 hereof.

B.     The Manager is authorized and directed to carry out each Approved Budget and such other Major Decisions that have been approved by the Class A Member. In addition, the Manager shall have the responsibility, obligation and authority to conduct the day-to-day operations of the Company and its Subsidiary(ies) and to make and implement decisions on behalf of the Company and its Subsidiary(ies) with respect to the day-to-day operations of the Company and its Subsidiary(ies), in each case so long as its actions are in accordance and consistent with the terms of this Agreement, the Approved Budget and such other guidelines or policies as have been previously approved by the Members for the operation, development and maintenance of the Company, its Subsidiary(ies) and the Property (or, to the extent the Class A Member has failed to approve all or part of a Budget, the portions of the Budget in effect from the prior Fiscal Year, in accordance with Section 5.9.C.).

C.     The Manager agrees that, in addition to any obligations and responsibilities set forth elsewhere in this Agreement, the Manager shall be responsible to carry out and implement, in each case pursuant to and in accordance with the terms of this Agreement, the following items:

(i)     preparation of the Budget pursuant to Section 5.9;

(ii)     causing the Company and its Subsidiary(ies) to comply with the provisions of the Mortgage Loan Documents, Material Leases and other tenant leases and subleases, property management or service agreements relating to the Property, and other agreements and contracts binding on the Company, its Subsidiary(ies) or the Property;

(iii)     causing the Company and its Subsidiary(ies) to comply with all environmental, health and safety, zoning and other legal requirements applicable to the Company, its Subsidiary(ies) or the Property;

(iv)     preparation and distribution to the Class A Member of the Monthly Statements and Quarterly Statements described in Section 6.4 and of the Annual Report of the Company described in Section 6.5;

(v)     preparation and distribution to the Mortgage Lender (with copies to the Class A Member) of all financial reports and other information required to be delivered to such lender(s) under the terms of the Mortgage Loan Documents;

(vi)     distribution to the Class A Member of copies of all Material Leases and other written agreements (other than routine equipment leases or routine contracts that in each case are not Affiliate Contracts, have a term of one year or less or are terminable without cause and without penalty on thirty (30) days or less notice and require payments during such term of less than $10,000 (“Immaterial Contracts”)) binding upon or affecting the Company, its Subsidiary(ies) or the Property and copies of all written notification of alleged default or breach by the Company or its Subsidiary(ies) under any such contracts or Material Leases, as well as any requests for required approvals or consents under such Material Leases;

(vii)     using best efforts to obtain from the Mortgage Lender from time to time such certificates of estoppel with respect to compliance by a Property Owner with the terms of the applicable Mortgage Loan Documents, as may be requested by the Class A Member;

(viii)     delivering to the Class A Member such certifications, representations, warranties or other evidence from time to time requested by the Class A Member in its sole discretion confirming that (a) none of the Property Owners is, nor does it maintain, an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (b) no Property Owner is subject to any state statute regulating investments and fiduciary obligations with respect to governmental plans; and (c) one or more of the following circumstances is true: (1) equity interests in each Property Owner are publicly offered securities, within the meaning of 29 C.F.R. §2510.3 101(b)(2); (2) none of the assets of any Property Owner are, by virtue of the application of 29 C.F.R. §2510.3 101(f) as modified by section 3(42) of ERISA, regarded as assets of any Plan; or (3) each Property Owner qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3 101(c) or (e);

(ix)     distribution to the Class A Member of copies of all proposed Material Leases blacklined to show changes from the standard form of lease approved by the Class A Member, prior to Manager seeking the Class A Member’s consent to any such proposed Material Lease;

(x)     notification to the Class A Member of any non-compliance, default or breach under any Mortgage Loan Document or any contract (including without limitation any Material Lease, but excluding Immaterial Contracts), binding upon or affecting the Company, its Subsidiary(ies) or the Property by the Company, its Subsidiary(ies) or the other Person(s) who are parties to such contract;

(xi)     distribution (within a reasonable period of time) to the Class A Member of (1) all requests by the Company or its Subsidiary(ies) under the Mortgage Loan, (2) all operating, financial and other reports and statements and all other documents and notices (including all requests for Mortgage Lender approval or consent with regard to actions requiring such approval or consent under the Mortgage Loan Documents) sent by or on behalf of the Company, its Subsidiary(ies) or the Manager to any Mortgage Lender and (3) notices of default and all other notices, demands, requests, documents and other written communications received by the Company, its Subsidiary(ies) or the Manager from any Mortgage Lender or any Person or agent acting on behalf of the Mortgage Lender;

(xii)     distribution to the Class A Member of (1) all operating, financial and other reports and statements and all other documents and notices sent to the Company, its Subsidiary(ies) or the Manager by any property manager for the Property and (2) notices of default and all other material notices, demands, requests, documents and other written or material communications sent by or on behalf of the Company, its Subsidiary(ies) or the Manager to any property manager for the Property;

(xiii)     notification to any insurance carrier who insures the Company, its Subsidiary(ies) or the Property of any occurrence resulting in a claim having a claim value of in excess of $50,000 that may be covered by insurance;

(xiv)     obtaining and maintaining insurance for the Company, its Subsidiary(ies) and the Property as required by the Mortgage Loan Documents and as described in each Approved Budget;

(xv)     obtaining insurance certificates from the then applicable property manager evidencing (1) fidelity insurance coverage of all directors, officers, employees and Affiliates of such property manager acting on behalf of such property manager in managing the Property and (2) any other insurance coverage required under the applicable property management agreement, and the distribution of certified copies of such certificates to the Class A Member;

(xvi)     notification to the Members of any litigation, arbitration or other legal, governmental or equitable proceeding that has been commenced or threatened, in writing, against the Company, its Subsidiary(ies), the Property or any Member which might materially adversely affect the Company's or its Subsidiaries' condition (financial or otherwise) or business or the Property;

(xvii)     furnishing to the Class A Member all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument as reasonably requested by the Class A Member from time to time, in each case, to the extent such requested item is in Manager’s control or possession;

(xviii)     furnishing to the Members within ten (10) Business Days after request, such detailed information with respect to the Property and the financial affairs of the Company, its Affiliates or the Manager and its Affiliates as may be reasonably requested by the Members;

(xix)     using diligent efforts to deliver to the Class A Member, upon request, tenant estoppel certificates from each commercial tenant leasing space at the Property in form and substance reasonably satisfactory to the Class A Member;

(xx)     providing prompt notice to the Class A Member of any casualty sustained by the Property, commencing and diligently prosecuting to completion the repair and restoration of the Property as nearly as possible to the condition the Property was in immediately prior to such casualty, and providing to the Members all reports, plans, specifications, documents, correspondence and other materials that are delivered to the Mortgage Lender under the Mortgage Loan Documents in connection with a restoration of the Property after a casualty or condemnation;

(xxi)     providing prompt notice to the Members of any actual or threatened condemnation by any Governmental Authority of all or any part of the Property, causing the Company and its Subsidiaries to deliver to the Members a copy of any and all papers served in connection with such proceedings, delivering such instruments as may be requested by the Members to permit the Members to participate in any such proceedings, and consulting and cooperating with the Members, their attorneys and experts, in the carrying on or defense of any such proceedings;

(xxii)     furnishing, or causing to be furnished, to the Class A Member receipts or other evidence for the payment of the real estate taxes and assessments and the charges relating to the Property prior to the date the same shall become delinquent;

(xxiii)     if, as of the date which is ten (10) Business Days prior to the date on which any debt service or other payment under the Mortgage Loan Documents is due (the “Determination Date”), the Company does not have sufficient funds to make the payment (without regard to funds expected to be received after the Determination Date), notifying the Class A Member of the deficiency and the amount thereof;

(xxiv)     within thirty (30) days after the Effective Date, curing and causing to be discharged of record the following municipal violations issued by the District of Columbia Fire & EMS Department, Fire Prevention Division, affecting the Property owned by BSV Avondale LLC: (1) Violation No. 2012 IFC CH 07, (2) Violation No. 2012 IFC CH 03 and (3) Violation No. 2012 IFC CH 09;

(xxv)     without limitation on any other provision of this Section 5.5 with respect to the operation and maintenance of the Properties, causing BSV Avondale LLC, BSV Highlandtown LLC and BSV Hollinswood LLC to implement and follow the terms and conditions of the Security Contracts relating thereto; and

(xxvi)     taking any other action that is reasonably requested by the Members.

D.     The Manager, at the expense of the Company, shall maintain in effect a fidelity insurance policy naming the Company and its Subsidiary(ies) as loss payee, affording coverage for all directors, officers, employees and Affiliates acting on behalf of the Manager.

E.     The amounts expended by any Member to comply with its obligations pursuant to this Agreement shall not be treated or deemed to be a Capital Contribution, a Class B Member Loan or a Member Loan by that Member to the Company or its Subsidiary(ies) under this Agreement, unless that treatment has been expressly authorized under this Agreement or approved by the Class A Member as a Major Decision.

F.     The Manager then serving may not voluntarily resign without giving at least sixty (60) days prior written notice to the Class A Member, unless otherwise consented to by the Class A Member in writing. Upon such resignation, the Class A Member shall be entitled to elect either to become the Manager or to hire another Person (who may be an Affiliate) in its sole discretion who will serve as the Manager at the cost and expense of the Company and on terms reasonably acceptable to the Class A Member and that are otherwise consistent with the terms of this Agreement.

5.6     Removal of Manager.

A.     Subject to the provisions of subsection B below and the notice and cure rights described in subsection C below, the Class A Member shall have the right to remove the manager of any Property Owner(s) (and/or, to the extent applicable, of any corresponding Holding Company(ies) (or, in the case of an event described in clause (v) of this Section 5.6A, or if the Class A Member is entitled to remove the manager of all of the Property Owners, the Class A Member shall have the right to remove the Manager of the Company) for cause by delivering to it a written notice of removal and stating the grounds for removal, which must be based upon or related to one or more of the following events (each, a “Changeover Event”):

(i)     the breach of any material provision of this Agreement or any other document delivered to the Class A Member by the Manager, the Class B Member or Sponsor Principals (including, without limitation, any breach of any of the terms and conditions of Sections 5.2, 6.4, 6.5 and VIII), unless cured within five (5) Business Days after notice thereof from the Class A Member;

(ii)     any act of fraud, gross negligence or willful misconduct by the Class B Member, Manager or Sponsor Principal, or by any property manager affiliated with any of the foregoing;

(iii)     any misapplication or misappropriation by a Property Owner of any rents or other Property related income, unless cured within three (3) days after notice thereof from the Class A Member;

(iv)     an “Event of Default” (as defined in the Mortgage Loan Documents and after taking into account any required notice of default and the expiration of any applicable grace period thereunder) by the Company or any of its Subsidiary(ies) under any Mortgage Loan Document;

(v)     failure by the Company to pay the Redemption Price to the Class A Member on or before the Redemption Date;

(vi)     failure by the Class B Member to make (within the timeframe required pursuant to Section 3.2.B.) any additional Capital Contribution or Class B Member Loan required by the Class A Member to pay Required Costs;

(vii)     the failure of the Company to make any Class A Return payment for any month on the Distribution Date and such failure continues for five (5) days following the date any such payment is due;

(viii)     [Intentionally Omitted];

(ix)     a violation of any covenant set forth in Section 5.8 hereof; or

(x)     a default beyond any applicable grace period under the MVB Bank Loan Documents.

B.     Except for the Changeover Event described in clause (v) of Section 5.6A, the provisions of this Section 5.6 shall be applied on a property-by-property basis, so that a Changeover Event shall apply only to the Property which is the subject thereof (and to the corresponding Property Owner, and, if applicable, the corresponding Holding Company and the manager(s) thereof), except that (1) if a Changeover Event occurs with respect to a Basis Mortgage Loan Property, then at the option of the Class A Member, the same shall be deemed to be a Changeover Event with respect to any one or more of the Basis Mortgage Loan Properties and/or one or more of the Non-Basis Loan Properties, and (2) if a Changeover Event occurs with respect to a Non-Basis Loan Property, then at the option of the Class A Member, the same shall be deemed to be a Changeover Event with respect to any one or more of the Non-Basis Loan Properties.

C.     Upon any removal of the manager of a Property Owner (and/or, if applicable, of the corresponding Holding Company) after a Changeover Event, such manager shall be replaced in that capacity by the Class A Member or a Person designated by the Class A Member. Upon removal pursuant to this Section 5.6, (i) the original manager shall no longer have any power or authority to act as manager pursuant to this Agreement, (ii) the Class A Member or its designee shall have sole authority to act as manager of the applicable Property Owner (and, if applicable, of the corresponding Holding Company), and (iii) the Manager shall no longer have any authority to initiate any Major Decisions, and the Class A Member, without any approval rights of the Class B Member, may take any action, or cause the Company to take any action, that constitutes a Major Decision, with respect to the applicable Subsidiary(ies) (including, without limitation, causing the sale of the Property owned by the applicable Property Owner on such terms as the Class A Member may approve, in its sole discretion (and hire brokers and take any other action it determines to be necessary or desirable in connection with any such sale). Without limiting the foregoing, upon the removal of a manager as provided above, the Class A Member shall become the sole signatory on any bank accounts held by the applicable Subsidiary(ies) and the Manager (or the manager which is the subject of removal) shall have no further right to withdraw any funds from any such account. In such event, the Manager (or the manager which is the subject of removal) shall take all actions that may be necessary or desirable to transfer control of all such bank accounts to the Class A Member or its designee.

D.     Upon any removal of the Manager after a Changeover Event described in clause (v) of Section 5.6A or upon the removal of the manager of all of the Property Owners, the Manager shall be replaced in that capacity by the Class A Member or a Person designated by the Class A Member. Upon removal pursuant to this Section 5.6, (i) if the Manager has a Membership Interest, then the entire interest of the Manager shall, without further action by any Member or any other Party, be automatically and immediately changed into a Non-Manager interest, (ii) the Manager shall no longer have any power or authority to act as Manager pursuant to this Agreement, (iii) the Class A Member or its designee shall have sole authority to act as Manager of the Company, (iv) the Manager which is the subject of removal shall no longer have any authority to initiate any Major Decisions, and the Class A Member, without any approval rights of the Class B Member, may take any action, or cause the Company to take any action, that constitutes a Major Decision, and (v) the Class A Member shall have the right to remove the manager of each Property Owner and Holding Company and to designate a new manager thereof. Without limiting the foregoing, upon the removal of the Manager, the Class A Member shall become the sole signatory on any bank accounts held by the Company or any Subsidiary (including the Property Owners and Holding Companies) and the Manager which is the subject of removal shall have no further right to withdraw any funds from any such account. In such event, the Manager shall take all actions that may be necessary or desirable to transfer control of all such bank accounts to the Class A Member or its designee.

5.7     Right of First Offer on Future Refinancing. The Class A Member shall have the rights with respect to the refinancing of any Mortgage Loan affecting any Property (whether or not it is a Basis Mortgage Loan Property) that are set forth in Section 10.24 of the Basis Loan Agreement.

5.8     Covenants Concerning MVB Bank and Eagle Bank. The Class B Member shall comply, and shall cause the Sponsor Principal to comply, with the following covenants:

A.     The Class B Member and the Sponsor Principal shall forward to the Class A Member, within five (5) Business Days after receipt, a true and complete copy of any notice of default given under the MVB Bank Loan Documents or the Eagle Bank Loan Documents with respect to the Company, the Class B Member, any Affiliate of either of them, or the Sponsor Principal.

B.     The Class B Member shall deliver to the Class A Member a true and complete copy of the compliance certificate required to be given to the lender under the MVB Bank Loan Documents concurrently with the delivery thereof to such lender.

C.     The MVB Bank Loan Documents shall not be amended, and the collateral description under the Eagle Bank Loan Documents cannot be amended or supplemented, in either case without the prior written consent of the Class A Member. If the loan evidenced by the MVB Bank Loan Documents or the Eagle Bank Loan Documents is refinanced or replaced, the collateral therefor may not include a security interest in the Sponsor Principal’s ownership interests in the Class B Member or any Affiliate thereof without the prior written consent of the Class A Member.

D.     Except as expressly permitted under Section 8.4 hereof, the Sponsor Principal shall not grant any additional security interests to the lender under either the MVB Bank Loan Documents or the Eagle Bank Loan Documents.

5.9     Approved Budget.

A.     Attached as Exhibit G to this Agreement is the initial Approved Budget.

B.     Concurrently with the Company or any of its Subsidiary's delivery of the Budget (defined below) to the Mortgage Lender under the Mortgage Loan Documents, the Manager shall prepare and submit to the Class A Member for its approval updated operating and capital expenditure budgets for the Company, its Subsidiary(ies) and the Property, projecting all revenues expected to be received and all costs and expenses expected to be incurred during the following Fiscal Year, including repair and maintenance costs, together with projected leasing activity and occupancy (a “Budget”). The Manager shall explain in footnotes to each proposed Budget in reasonable detail any assumptions used in projecting such costs, including all operational costs, real estate taxes, insurance and general and administrative costs and proposed capital expenditures and a comparison of projected revenues and expenses against the prior Fiscal Year’s actual costs (including an explanation of material deviations). Such Budget approved by the Class A Member shall become the “Approved Budget” for the Company.

C.     If the applicable Mortgage Lender fails to approve all or part of a proposed amendment or modification to the Approved Budget, the portions of the proposed amendments or modifications that have been approved shall become effective to the extent permitted under the Mortgage Loan Documents. Manager shall notify the Class A Member of any objection by the Mortgage Lender to a proposed Budget and shall promptly deliver to the Class A Member copies of all correspondence between the applicable borrower and the Mortgage Lender regarding the review and approval of each Budget. The portions of the last Approved Budget that are equivalent to the portions of the proposed Budget that were not approved shall remain in effect and shall be carried over into the following Fiscal Year. Any Company Costs in the portion(s) of the prior Approved Budget so carried over shall be increased by the percentage increase in the Consumer Price Index during the prior Fiscal Year. The portions of the proposed Budget that have been approved, together with the portions of the existing Approved Budget that are so carried over, shall constitute the Approved Budget for the following Fiscal Year.

D.     The Manager shall use commercially reasonable efforts to avoid causing the actual costs of ownership, operation and management of the Company, its Subsidiary(ies) or the Property to exceed the Approved Budget either in total or in any one accounting category. Any expense in connection with the ownership, operation and management of the Property causing or likely to cause a variance of ten percent (10%) or more, and $10,000 or more, in any one Approved Budget category for a particular year-to-date shall be promptly explained to the Class A Member by the Manager (and in any event shall be included as a part of the Manager’s Quarterly Statement pursuant to Section 6.4). All payments of Company Costs must be charged to the proper accounting category as approved by the Class A Member. The Manager shall secure the prior written approval of the Class A Member before expending, obligating the Company or its Subsidiary(ies) for or approving any expenditure in connection with the ownership, operation and management of the Property, its Subsidiary(ies) or the Company that would result in an Approved Budget category being exceeded (a “Cost Overrun”) by ten percent (10%) or more, and $10,000 or more, in that category of the Approved Budget unless such Cost Overrun is caused by or results from a Noncontrollable Cost described in subsection E. or an Emergency Cost described in subsection F.

E.     The Manager may make or cause to be made any expenditure not contemplated by the Approved Budget that is an expense of the following type (“Noncontrollable Cost”) without the approval of the Class A Member: (1) utility costs, association dues, governmental fees, personal property taxes, insurance premiums, snow removal and real estate taxes or any other special assessments imposed by any tax authority, or (2) amounts incurred pursuant to and in accordance with any lease, contract or agreement that (i) was previously approved by the Class A Member, (ii) is binding on the Company or its Subsidiary(ies) and (iii) is not being paid to the Class B Member or the Sponsor Principal.

F.     Where emergency action is necessary to prevent imminent risk to health and safety to Persons on or about the Property, imminent property damage, imminent imposition of criminal or civil sanctions against the Company, its Subsidiary(ies) or any Member, imminent loss of substantial value of the Property, termination of any critical services at the Property or the filing of a lien against the Property (each an “Emergency Cost”), the Manager may make, or cause to be made, expenditures not contemplated by the Approved Budget if (1) any expenditure made without the Approval of the Members is, in the Manager’s good faith judgment, reasonable and necessary under the circumstances set forth above and (2) the Manager endeavors diligently and in good faith (i) to notify the Class A Member of any such emergency and (ii) obtain verbal approval from the Class A Member for any required expenditure.

G.     The Manager shall promptly give notice to the Class A Member of payment of any Cost Overrun permitted by subsection D., any Noncontrollable Cost permitted by subsection E. or any Emergency Cost permitted by subsection F., and shall include reference to each such payment in its next Quarterly Statement pursuant to Section 6.4, together with explanatory notes on the reason for such expenditure.

5.10     Other Disclosures. Subject to the provisions of Section 5.5 hereof, the Manager shall keep the Class A Member reasonably informed of any material fact, information, project, litigation, employee relations or other matter of which the Manager has actual knowledge (either directly or through an Affiliate) and which could reasonably be expected to have a material impact on the operations or financial position of the Property, its Subsidiary(ies) or the Company. The Manager shall provide all material information relating to the Property or the management or operation of the Property as any Class A Member may reasonably request from time to time.

5.11     Power of Attorney. Each Member hereby irrevocably constitutes and appoints the Manager (and the Class A Member with respect to matters permitted under Section 5.4) as its true and lawful attorney-in-fact, with full power of substitution, in its name, place and stead to make, execute, sign, acknowledge, record and file, on its behalf and on behalf of the Company or its Subsidiary(ies), the following:

A.     A certificate of formation, a certificate of doing business under an assumed name, a certificate of qualification to do business and any other certificates or instruments that may be required to be filed by the Company, its Subsidiary(ies) or any of the Members under the laws of the State of Delaware and any other jurisdiction whose laws may be applicable to the operation and maintenance of the Property;

B.     A certificate of cancellation of the Company or its Subsidiary(ies) and such other instruments as may be deemed necessary or desirable by the holder of such power upon the dissolution of the Company or its Subsidiary(ies); and

C.     Any amendment of the instruments described in subsections A. and B. above, provided such amendments are either required by law to be filed or have been authorized by the specific Member or Members whose authorization is required.

The foregoing grant of authority (i) shall survive the Transfer by a Member of the whole or any portion of its Membership Interest pursuant to the terms of this Agreement, (ii) is a special power of attorney coupled with an interest, is irrevocable and shall survive the bankruptcy or liquidation of any Member granting such power, (iii) may be exercised by any replacement to the initial Manager serving in such capacity pursuant to the terms of this Agreement and (iv) may be exercised by the holder on behalf of each Member by a facsimile signature or by listing all of the Members executing any instrument with a single signature as attorney-in-fact for all of them. The provisions of this Section shall survive the expiration or other termination of this Agreement. The Manager shall give notice to the other Members at least three (3) Business Days prior to the exercise of any authority described in this Section stating the purpose of that exercise.

5.12     Management Fees; Reimbursement of Expenses; Other Fees.

A.     Broad Street Realty, LLC shall be entitled to receive a recurring annual property management fee from the Company equal to three percent (3%) of each Property Owner’s gross revenues (computed before any vacancy allowance). To the extent there is not sufficient cash flow from an individual Property Owner to the Company to pay the property management fee, the property management fee will accumulate until sufficient funds are available. To the extent not otherwise set forth in any other agreement between the Company and the Manager or an Affiliate of the Manager for leasing the Property or upon a sale of the Property or a refinancing of any Mortgage Loan, or any replacements for any Mortgage Loan, the Manager and/or its Affiliates may receive compensation at then current market rates for their services in arranging the leasing, sale or refinancing.

B.     Upon the submission of appropriate documentation, the Manager, Broad Street Operating Partnership, LP and/or Broad Street Realty, LLC shall be reimbursed by the Company for reasonable out-of-pocket expenses incurred by the Manager, Broad Street Operating Partnership, LP, Broad Street Realty, LLC, or any one or more of their respective Affiliates, on behalf of the Company or at the Company's request. The provisions of this Section 5.12 are, however, subject to any limitations under Section 6.12.

C.     All management, consulting and leasing fees as well as expense reimbursements described in this Section 5.12 shall be considered an authorized expenditure of the Company's funds for all purposes.

5.13.     Nonliability of Manager. In discharging its duties hereunder, the Manager shall be fully protected in relying in good faith upon the records required to be maintained under the Act and upon such information, opinions, reports or statements by any of the Members, or agents, or by any other person, as to matters the Manager reasonably believes are within such other person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Company or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid. Except to the extent caused by the negligent or wrongful acts or omissions of the Manager, to the fullest extent permitted by law, the Manager shall not be liable to the Company or to any Member for any loss or damage sustained by the Company or any Member. The provisions of this Section 5.13. shall also apply to any Affiliate or designee of the Manager, including Broad Street, and any former Manager.

5.14.     Indemnification. To the fullest extent permitted by law, the Company shall fully defend, indemnify and hold harmless each Manager and any former Manager, as well as reimburse them for, any and all claims, liabilities (including all such liabilities under federal and state securities laws, including the Securities Act of 1933, as amended), losses, suits, actions, damages, fines, penalties, costs and expenses (including attorneys' fees whether or not litigation results and as may be incurred through all levels of appeal, as permitted by law), incurred or sustained by them in connection with any business or activity of the Company, or in any other way pertaining to the Company or its affairs, or with respect to any action (or omission to act) or decision by them in their capacity as a Manager, except to the extent caused by or resulting from the negligent or wrongful acts or omissions of the Manager or former Manager. Such indemnification shall include all sums of money, costs and expenses (including reasonable attorney’s fees, whether or not litigation results, and as may be incurred through all levels of appeal) incurred or paid by a Manager or former Manager in investigating, defending and/or compromising any such matter. Further, the Company shall advance expenses to any Manager or former Manager with respect to any matter for which such Manager or former Manager is or may be entitled to indemnification hereunder, provided such Manager or former Manager agrees to repay such sums to the Company, without interest or any security, if it is ultimately determined by a court of competent jurisdiction that it was not entitled to such indemnification. Any employees, officers, directors, partners, stockholders, members, trustees or other owners/representatives of any Manager or former Manager which is other than a natural person shall be entitled to all of the benefits and protection afforded the Manager and any former Manager under Section 5.13 and this Section 5.14.

5.15.     Outside Interests/Interested Party Transactions. The Manager shall not be required to devote its full time, attention and energies to manage the Company since it is understood and acknowledged that the Manager may have other business or professional interests and may engage in other activities in addition to those relating to the Company. Rather, the Manager shall devote only such time as it, in its discretion, shall deem necessary to the efficient operation of the Company's business and activities. The Manager may engage independently or with others (including, but not limited to, any Member or Affiliate of a Member), in other business ventures of every nature or description, and neither the Company, nor any Member if not directly engaged in such venture, shall have any rights in and to such independent ventures or the income or profits derived there from. In particular, the Manager shall not be obligated to present any particular business or investment opportunity to the Company or the Members even if such opportunity involves an investment or other business similar to the Company's, and the Manager shall have the right to take for its own account or to recommend to others any such particular investment or business opportunity.

SECTION VI
ADMINISTRATIVE PROVISIONS

6.1     Principal Office and Registered Agent. The principal office and place of business of the Company shall be as determined by the Manager. The Company may have such additional offices as the Manager shall deem advisable and/or convenient. The name and address of the registered agent of the Company in the state where formed or in any other jurisdiction where it may qualify to do business as a foreign limited liability company shall be as determined by the Manager.

6.2     Books and Records. The Manager shall maintain or cause to be maintained, at the expense of the Company and in a manner customary and consistent with good accounting principles, practices and procedures, office records, books and accounts (which shall be and remain the property of the Company) in which shall be entered fully and accurately, on a calendar year basis and in accordance with the Accounting Method, financial and other transactions with respect to the operations of the Company and ownership and operation of the Property, and which shall reflect all of the financial affairs of the Company and all items of income and expense with respect to the Property and any services, equipment or furnishings provided in connection with the operation of the Property, whether such income or expense is realized by the Company, the Members or any Affiliates thereof. Bills, receipts, vouchers and other appropriate evidence of revenues and expenses of the Company shall be maintained on file by the Manager. The Manager shall maintain all records, books and accounts of the Company in a safe manner and separate from any other records, books and accounts. All records, books and accounts shall be prepared and maintained by the Manager at the principal place of business of the Company or any other Approved place or places. Each Member or its duly authorized representative shall have the right to inspect, examine, copy and audit all records, books and accounts at the Company’s office during reasonable business hours.

6.3     Bank Accounts.

A.     The Manager shall deposit and shall cause the Company, each property or asset manager employed by or on behalf of the Company and, to the extent required under the applicable Mortgage Loan Documents, the tenants under all leases with the Property to deposit all revenues and receipts of the Company, including cash balances derived from rents or occupancy payments or otherwise arising from ownership or leasehold interest of the Property, in one or more bank accounts established in the name of the Company by the Manager (each, an “Account”) or as otherwise required by any applicable Mortgage Loan Documents. Each Account shall be solely in the name of the Company or, if appropriate, its Subsidiary(ies) or in such other name or form as is required by any applicable Mortgage Loan Documents. In no event shall any Account be commingled with any accounts of the Manager or any other Person. Each Account shall be opened in such depository institution under such arrangements as the Class A Member shall approve. Any investment of funds in an Account shall be made in the name of the Company or the applicable Subsidiary and shall be invested in one or more Permitted Investments. The Manager shall provide the Class A Member with on-line access to statements and information for each Account, and shall further provide the Class A Member promptly following receipt copies of all statements received in connection with each Account. The Manager shall provide written notice to the Class A Member upon the opening of, or the change in terms to, any Account or the designation of any Person to withdraw funds from or sign checks drawn on any Account. Upon the occurrence and continuance of a Changeover Event, the Class A Member shall have the sole authority to withdraw Company funds, write Company checks or engage in any other financial transaction regarding the funds of the Company or any Account of the Company, and the Manager have no further right in connection therewith. Notwithstanding anything contained herein to the contrary, any Account of a Subsidiary opened pursuant to this Section 6.3, and any right under this Agreement to take any action with respect thereto, shall be subject to and limited by the terms and provisions of the Mortgage Loan Documents to the extent they apply to such Account (the “Loan Account Terms”), and to the extent there are any conflicts with or inconsistencies between the Loan Account Terms and this Agreement, the Loan Account Terms shall control.

B.     The funds of the Company shall not be co-mingled with the funds of the Manager or any other Person and the Manager shall not employ such funds in any manner except for the benefit of the Company and in accordance with the terms of this Agreement, including the Approved Budget.

6.4     Monthly/Quarterly Statements. The Manager shall, by the thirtieth (30th) day following the end of each calendar month or quarter, as applicable as provided below, prepare and deliver to the Class A Member a report (“Monthly Statement” or “Quarterly Statement”, as applicable) containing the following items: (i) on a monthly basis, a rent roll for each Property and monthly and year-to-date operating statements, noting net operating income of the Property, all in form satisfactory to the Class A Member; (ii) on a quarterly basis, a balance sheet for such calendar quarter; (iii) on a quarterly basis, a comparison of the budgeted income and expenses and the actual income and expenses for each quarter and year-to-date for the Property, together with a detailed explanation of any variances of ten percent (10%) or more, and $10,000 or more, between budgeted and actual amounts for such period and year-to-date; and (iv) together with any report, a representation that the Company has not incurred any indebtedness other than indebtedness permitted hereunder. Each such statement shall be accompanied by a certification from the chief financial officer of the Manager certifying (A) that such items are true, correct, accurate and complete and fairly present the financial condition and results of the operations of the Company and the Property in accordance with the Accounting Method (subject to normal year-end adjustments) and (B) whether there exists a default under this Agreement or any of the Mortgage Loan Documents), and if so, the nature thereof, the period of time it has existed and the action then being taken to remedy it; and (vi) such other detailed information as the Class A Member shall reasonably require. In addition, the Manager shall promptly inform the Class A Member of all material developments regarding the Property of its Subsidiary(ies) without waiting to include such developments in the next monthly report. The Manager shall deliver all reports in paper and/or electronic format as requested by the Class A Member.

6.5     Annual Reports. Within ninety (90) days after the end of each calendar year during the term of this Agreement, Manager shall arrange for and furnish to the Class A Member annual financial statements (each, an “Annual Report”) for such calendar year accurately reflecting the financial condition and the results of operation of the Property, including a complete copy of the Company's annual financial statements certified by the chief financial officer of the Manager, each in accordance with the Accounting Method and containing balance sheets and statements of profit and loss for the Company and the Property in such detail as the Class A Member may request. Each such statement (a) shall be in form and substance consistent with those required of publicly traded real estate companies, (b) shall set forth the financial condition and the income and expenses for the Property for the immediately preceding calendar year and (c) shall be accompanied by a certificate from the chief financial officer of the Manager certifying (A) that such statement is true, correct, complete and accurate and presents fairly the financial condition of the Property and has been prepared in accordance with the Accounting Method and (B) whether there exists a default under this Agreement or any of the Mortgage Loan Documents, and if so, the nature thereof, the period of time it has existed and the action then being taken to remedy it.

6.6     Reports under Mortgage Loan Documents. The Manager shall send to the Class A Member copies of all financial or other reports or written data sent to a Mortgage Lender pursuant to any Mortgage Loan Documents. In addition, with respect to the Properties which are not subject to the Basis Mortgage Loan, the Manager shall send to the Class A Member, on a quarterly basis, the financial information provided to the Mortgage Lender for such quarter or the information that will be used in preparing reports for the Mortgage Lender.

6.7     Reports under Property Management Agreement. The Manager shall send to the Class A Member copies of all reports and statements that any property manager is required to produce or generate pursuant to the requirements under any property or asset management agreement.

6.8     Information Requests. The Manager on behalf of the Company shall provide all information reasonably requested by the Class A Member related to the business and operation of the Company, its Subsidiary(ies) or the Property.

6.9     Class A Member’s Right to Examine. At all times during the term of this Agreement and during the three (3) year period following the expiration or termination of this Agreement, the Class A Member and its members, partners and duly authorized agents, representatives and employees may, upon reasonable prior notice to the Manager (and at the Class A Member’s expense provided that no default or Changeover Event hereunder or default under the Mortgage Loan Documents shall be in effect at the time in question; otherwise at the Manager’s expense), examine, audit and copy, during normal business hours, any and all of the books, records, files, or other information concerning this Agreement, the Property, the Company and its Subsidiary(ies).

6.10      Amendment of Agreement. No provision of this Agreement may be amended, modified, supplemented or waived except in a written instrument signed by the Class A Member and the Class B Member.

6.11     Title to Company Property. All property owned by the Company shall be owned by the Company as an entity and, insofar as permitted by applicable law, no Member shall have any ownership interest in any Company property in its individual name or right, and each Member's Membership Interest shall be personal property for all purposes.

6.12     Subordination of Indemnification Provisions. Notwithstanding any provision hereof to the contrary, any indemnification claim against the Company arising under this Agreement or the laws of the state of organization of the Company shall be fully subordinate to any obligations of the Company arising under the Mortgage Loan Documents (if applicable) or any other loan documents, and shall only constitute a claim against the Company to the extent of, and shall be paid by the Company in monthly installments only from, the excess of net operating income for any month over all amounts then due under the Mortgage Loan Documents and any other loan documents.

SECTION VII
TAX PROVISIONS

7.1     Capital Accounts.

A.     A separate Capital Account will be maintained for each Member; provided that, in accordance with Section 4.8 hereof, the Class A Member’s Membership Interest shall be treated as debt for federal income tax purposes and accordingly the Class A Member will not have a Capital Account for tax purposes. Each Member's Capital Account will be increased by (i) the amount of money contributed by such Member to the Company; (ii) the Gross Asset Value of property other than money contributed by such Member to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Section 752 of the Code); (iii) allocations to such Member of Net Profits; and (iv) any items in the nature of income and gain which are specially allocated to the Member pursuant to Section 4.3. Each Member's Capital Account will be decreased by (i) the amount of money distributed to such Member by the Company; (ii) the Gross Asset Value of property other than money distributed to such Member by the Company (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Section 752 of the Code); (iii) any items in the nature of deduction and loss that are specially allocated to the Member pursuant to Section 4.3; and (iv) allocations to the account of such Member of Net Losses.

B.     In the event of a permitted sale or exchange of an Interest in the Company, the Capital Account of the transferor shall become the Capital Account of the transferee to the extent it relates to the transferred Interest in accordance with Section 1.704-1(b)(2)(iv) of the Treasury Regulations.

C.     The manner in which Capital Accounts are to be maintained pursuant to this Section 7.1 is intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder. If in the opinion of the Company's accountants the manner in which Capital Accounts are to be maintained pursuant to the preceding provisions of this Section 7.1. and related provisions of this Agreement should be modified in order to comply with Section 704(b) of the Code and the Treasury Regulations thereunder, then notwithstanding anything to the contrary contained in the preceding provisions of this Section 7.1. or related provisions of this Agreement, the method in which Capital Accounts are maintained shall be so modified; provided, however, that any change in the manner of maintaining Capital Accounts shall not materially alter the economic agreement between or among the Members. Any such modification may be undertaken by the Manager amending this Agreement in the manner provided in Section 6.6, provided that any requirement that any Member consent to such amendment shall not apply to any amendment undertaken by the Manager pursuant to the authority granted to it under this Section 7.1C.

7.2     Elections. The Manager may make any tax elections for the Company allowed under the Code in its discretion.

7.3     Taxes of Taxing Jurisdictions. To the extent that the laws of any taxing jurisdiction requires, the Company shall withhold and pay over to such taxing jurisdiction any taxes, penalties and/or interest determined under the laws of the taxing jurisdiction to be due with respect to the allocable share of the Company's taxable income attributable to any nonresident Member. Any payments made with respect to the taxable income of such Member shall be treated as a distribution for purposes of Section IV. The Company may, where permitted by the rules of any taxing jurisdiction, file a composite, combined or aggregate tax return reflecting the taxable income of the Company and pay the taxes, interest and/or penalties of some or all of the Members on such income to the taxing jurisdiction, in which case the Company shall inform the Members of the amount of such tax interest and penalties so paid.

7.4     Partnership Representative. To the extent permitted by the Code, the Manager shall be the “Partnership Representative” for the Company pursuant to Section 6223 of the Code. The Manager, while acting as the “Partnership Representative”, shall have the full power and authority, exercisable within its discretion, to take such action and enter into such settlements, compromises or other agreements with the Internal Revenue Service as a result of any audit or examination of the Company's federal income tax returns or regarding any adjustments or changes to any items of the Company's income, losses, deductions or credits proposed by the Internal Revenue Service for any Accounting Year. All such actions and decisions made by the Manager while serving as the “Partnership Representative” shall not require the prior consent or approval of any other Member. The Manager, while serving as the “Partnership Representative”, shall also be entitled to the benefit of the provisions of Sections 5.5 and 5.6. Michael Jacoby shall be the “designated individual” for the purpose of Treasury Regulations Section 301.6223-1(b)(3).

SECTION VIII
RESTRICTIONS ON TRANSFER AND WITHDRAWAL

8.1     General. No Member shall have the right to Transfer his/her/its Interest, or any portion thereof or interest therein, to any Person (including another Member) unless the Transfer is permitted by, and made in strict accordance with, the provisions of this Section VIII. No Member may voluntarily withdraw, resign or retire from the Company without the prior written approval of the Class A Member. Any attempted Transfer or withdrawal by a Member in violation of this Section 8.1. shall be deemed null and void ab initio for all purposes. The provisions of this Section 8.1. shall also apply with the same force and effect to any Assignee as if each reference herein also included a reference to the Assignee unless such reference would be contrary to or frustrate the purposes and intentions behind this Section VIII or the context otherwise requires.

8.2     Members of Record. The Company, the Manager and each other Member, and any other person having business with the Company, need deal only with persons who are Members in accordance with the provisions of this Agreement; they shall not be required to deal with any other Person by reason of any purported Transfer by a Member or by reason of this Agreement. Transferees of all or any portion of an Interest who have not, as to that Interest, been duly admitted as a Substitute Member, including any Assignee, shall not, as to that Interest, be entitled to (i) exercise any Governance Rights or Membership rights; (ii) receive any notices or other communications under this Agreement (including, but not limited to, notices of any consent or approval of the Members requested by the Manager), (iii) give or refuse to give any consent or approval required or permitted under this Agreement or the Act, (iv) vote with respect to, or otherwise participate in the management of the Company to the extent permitted under this Agreement or the Act, (v) inspect or copy the Company's books or records, (vi) demand or request any information available to Members pursuant to the terms of this Agreement or the Act. Further, the Interest so held by any such transferee who has not been duly admitted as a Substitute Member shall not be deemed to be owned by any Member and no signature of any such transferee shall be required to amend this Agreement and his/her/its Percentage shall not be counted for purposes of any provision of this Agreement that specifies a minimum level of Percentages of the Members (or any class of Members) to consent to or approve of any action or decision proposed to be undertaken by the Company or the Manager.

8.3     Nature of Restrictions. Each Member, by such Member's execution of or joining in this Agreement, hereby acknowledges the reasonableness of the restrictions upon transfer contained in Section 8.1. which are intended to be specifically enforceable and which remedy shall be in addition to, and not in lieu of, any other rights or remedies available to the Company and/or its Members under this Agreement, by law or otherwise, all of which shall be cumulative in nature. In the case of a Transfer or attempted Transfer of an Interest in violation of this Agreement, the parties engaging or attempting to engage in such Transfer shall be liable to indemnify and hold harmless the Company, the Manager and the other Members from all costs, liabilities, and damages that any of such indemnified Persons may incur (including, without limitation, incremental tax liability and attorneys' fees and expenses) as a result of such Transfer or attempted Transfer and efforts to enforce the indemnity granted hereby.

8.4     Permitted Transfers; Right of First Refusal; Conditions/Procedure for Permitted Transfers; Admission of Substitute Members.

A.     No Transfer of all or part of a Membership Interest by the Class B Member or of any direct or indirect ownership or other economic, profits, voting or other equity interest of any kind in the Class B Member or any constituent shareholder, member or partner thereof shall be made or become effective unless the Transfer is expressly permitted under this Section and until all requirements and conditions stated in this Section, which shall be read and construed as a whole, have been satisfied in full or have been waived by the non-transferring Member(s). To the-fullest extent permitted by law, any Transfer in violation of this Section shall be invalid, ineffective and not enforceable for any purpose. No authorization, consent or waiver applicable to one Transfer shall apply or be deemed to apply to any other Transfer or requested Transfer.

B.     The Transfer of a Membership Interest by the Class A Member shall be governed by Section 10 below.

C.     Notwithstanding the foregoing, any Transfer (1) expressly permitted under the Mortgage Loan Documents (in each case, under the Mortgage Loan Documents in effect as of the date hereof, or as the permitted Transfer provisions in the Mortgage Loan Documents may be subsequently modified with the approval by the Class A Member) without the consent or approval of the Mortgage Lender and (2) which satisfies all requirements for being a “Permitted Transfer” under the Basis Loan Agreement shall be permitted hereunder; provided, that, as a condition to each such Transfer (other than Public Entity Transfers and Upstream Holder Transfers, as defined in the Basis Loan Agreement, and Transfers under clause (2) of subparagraph (iii) of the definition of “Permitted Transfers” in the Basis Loan Agreement (“Clause (2) Transfers”)) being permitted under this Section 8.4.C, the Class A Member shall receive not less than thirty (30) days prior written notice of such proposed Transfer. For the avoidance of doubt, the following Transfers shall be permitted without the consent of any other party: (a) “Permitted Transfers”, as defined in the Basis Loan Agreement, and (b) Transfers by Michael Jacoby and Alex Topchy that do not result in a direct or indirect Change in Control (as defined in the Basis Loan Agreement) and, in either case, otherwise satisfy the requirements set forth in, and subject to the restrictions contained in, the Basis Loan Agreement.

D.     Notwithstanding the provisions of Section 8.4.C. above, except for Public Entity Transfers, Upstream Holder Transfers and Clause (2) Transfers, all conditions stated below must be satisfied or waived in writing by the Class A Member relating to any transferee with respect to a Transfer permitted under Section 8.4.C. above:

(i)     the Class A Member has not notified the Class B Member in writing that it has reasonably determined that the transferee is a competitor of any Class A Member or any of its Affiliates in any significant market or activity;

(ii)     if an individual, the transferee is a U.S. citizen or resident;

(iii)     if a legal entity of any type, the legal entity is formed or organized under the laws of any state of the United States; and

(iv)     the transferee and all Affiliates of such transferee are in full compliance with all applicable orders, rules, regulations and recommendations of The Office of Foreign Assets Control of the U.S. Department of the Treasury and are not listed on any restricted list published by the Federal Government of the United States of America, and for a transferee of an interest in the Class B Member, remakes each of the representations of the Class B Member (as the case may be) set forth in Section 3.6.A.

E.     To the fullest extent permitted by law, notwithstanding any provision to the contrary contained in this Agreement, no Transfer by a Class B Member shall be made or be effective unless (i) it complies with all applicable requirements and conditions of any Mortgage Loan Document in effect at the time of the Transfer and does not violate them or (ii) the Mortgage Loan which would be violated by such Transfer is being paid off at the time of the subject Transfer. The Manager, on behalf of any Class B Member transferring its Membership Interest, shall, and cause any Affiliate with a Membership Interest to, deliver to the Company and the Class A Member, at least five (5) Business Days prior to the effective date of any Transfer, a written certification stating that (i) any necessary consent of each Mortgage Lender to the Transfer has been obtained (together with a complete copy of each Mortgage Lender’s consent) or (ii) no consent of the Mortgage Lender to the Transfer is required.

F.     If a Member Transfers less than all of its Membership Interest in the Company or if all or part of the direct or indirect ownership or other interests in a Member are Transferred:

(i)     such Member shall continue to be a Member of the Company, shall be solely and fully liable and responsible for all obligations under this Agreement relating to the Membership Interest that it continues to hold, as well as the Membership Interest that it had Transferred;

(ii)     if such Member is a Manager, it shall continue to have the sole and exclusive right to propose Major Decisions and to take other actions required or permitted under this Agreement;

(iii)     any transferee of a partial Membership Interest from such Member shall not be admitted as or deemed to be a Member of the Company for any purpose; and

(iv)     the Company and the remaining Members shall have no obligation (including for payment of distributions) to the transferor from such Member.

G.     Except in connection with a sale or transfer permitted by Section 8.4B, if a Member proposes to Transfer its entire Membership Interest in the Company to another Person as permitted by this Section, the Transfer shall not be completed or effective until all of the requirements stated below have been satisfied:

(i)     the transferee has prepared, signed and delivered to the Company and the Class A Member an Assignment and Assumption of Membership Interests in the form of Exhibit H to this Agreement (subject to such reasonable modification) in which (i) the transferring Member assigns its entire Membership Interest in the Company to the transferee, (ii) the transferee assumes all obligations of the transferring Member under the Agreement from and after the effective date of the Transfer, (iii) the transferee receives any approval required by a Mortgage Lender and replaces any obligor Affiliated with the transferring Member (or a creditworthy Affiliate thereof) under any guaranty or indemnity relating to a Mortgage Loan with a person acceptable to each Mortgage Lender, as applicable and (iv) the transferring Member and the transferee agree to pay all costs and expenses (including attorney’s fees) incident to the Transfer, including those incurred by the Company and any non-transferring Member;

(ii)     the transferring Member and/or the transferee shall have represented to the Company and the remaining Member(s) that (i) the Transfer will not cause the Company to be treated as an association taxable as a corporation for Federal income tax purposes, (ii) the Transfer will not cause the Company to be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code and (iii) the Transfer will not violate the Securities Act of 1933, as amended, or any other applicable federal or state securities laws, rules or regulations;

(iii)     upon the Transfer of its entire Membership Interest in the Company and the admission of such Member’s transferee as a substitute Member pursuant to this Section, a Member shall be deemed to have withdrawn from the Company; and

(iv)     distributions payable on and after the date of the Transfer shall be payable solely to the transferee and the transferring Member shall have no claim to such distributions (unless otherwise provided in any contract or agreement between the transferor and transferee) even if all or a portion of such amount relates to a period prior to the Transfer.

SECTION IX
DISSOLUTION OF COMPANY

9.1     Events Resulting in Dissolution. The Company shall dissolve pursuant to the Delaware Act only if one or more of the following events occurs:

A.     The sale of all or substantially all of the Property or its Subsidiary(ies), provided, however, that if such sale is made on the terms that the Company or its Subsidiary(ies) takes a note or other indebtedness of the purchaser for part of the purchase price, no dissolution shall occur until such time as the Company or its Subsidiary(ies) ceases to be the holder of such note or indebtedness or such note or the indebtedness evidenced by such note has been paid in full;

B.     The unanimous agreement in writing by the Members to dissolve the Company prior to the Redemption Price having been fully paid, or the decision by the Manager to do so after the Redemption Price has been fully paid;

C.     The termination of the legal existence of the last remaining member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Company in the Company unless the Company is continued without dissolution in a manner permitted by this Agreement or the Delaware Act; or

D.     Any other event that requires the Company’s dissolution under the Delaware Act.

9.2     Last Remaining Member. Upon the occurrence of any event that causes the last remaining member of the Company to cease to be a member of the Company or that causes the last managing member to cease to be a member of the Company (other than (i) upon an assignment by the last managing member of all of its limited liability company interest in the Company and the admission of the transferee pursuant to this Agreement, or (ii) the resignation of such managing member and the admission of an additional member of the Company pursuant to this Agreement), to the fullest extent permitted by law, the personal representative of such member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the Company, effective as of the occurrence of the event that terminated the continued membership of the last remaining member of the Company or the last managing member in the Company.

9.3     Effect of Bankruptcy. Notwithstanding any other provision of this Agreement, the occurrence of a Bankruptcy with respect to a Member shall not cause such Member to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution.

9.4     Winding Up. Upon the dissolution of the Company, the Manager shall wind up the affairs of the Company unless the Manager has dissolved or liquidated, or elect in writing not to do so or in which case the Class A Member shall wind up the affairs of the Company. The Manager who winds up the affairs of the Company is referred to below as the “Authorized Member.” The Members shall continue to receive allocations of Net Profits and Net Losses and distributions of Distributable Cash and Capital Proceeds during the period of liquidation of the Company in the same manner and proportion as though the Company had not dissolved. The Class A Member shall have full right and unlimited discretion to determine in good faith the time, manner and terms of any sale or sales of the Property by the Company or its Subsidiary(ies) pursuant to such liquidation, having due regard for the relevant market and general financial and economic conditions.

9.5     Disposition of Proceeds. Following the satisfaction of all debts and liabilities of the Company and all expenses of liquidation (whether by payment, or reasonable provision for payment thereof), the proceeds of the liquidation and any other funds of the Company shall be distributed in accordance with Section 4.1E after all outstanding Member Loans have been paid in full.

9.6     Final Statements. Within a reasonable time following the completion of the liquidation of the Property by its Subsidiary(ies) and the liquidation of all other assets of the Company, the Authorized Member shall deliver to each of the Members a statement prepared by the Company’s accountants, which shall set forth the assets and liabilities of the Company as of the date of complete liquidation and each Member’s portion of distributions payable pursuant to this Agreement.

9.7     Certificate of Cancellation. Upon the completion of the liquidation of the Company and the distribution of all Company funds, the Authorized Member shall have the authority to execute and file a certificate of cancellation of the certificate of formation of the Company, as well as any and all other documents required to complete the termination of the Company.

SECTION X

RIGHT OF FIRST OFFER OF CLASS A MEMBERSHIP INTEREST

10.1     First Offer Procedures.

A.     If the Class A Member desires to sell or transfer its Membership Interest to a purchaser or transferee that is not an Affiliate of the Class A Member (a “Third-Party Transferee”), and no Changeover Event is then in effect, then the Class B Member shall have the rights set forth in this Section 10.1.

B.     Prior to completing a sale or transfer to a Third-Party Transferee, the Class A Member (in such capacity, “Offeror”), shall give written notice (“Offer Notice”) to the Class B Member (“Offeree”), which notice shall specify the price for which the Class A Member would be willing to sell its entire Membership Interest in the Company (the “Offer Price”).

C.     The Offeree shall have twenty (20) Business Days from the date of receipt of the Offer Notice (“Outside Response Date”) to send a written response (“Response Notice”) to the Offeror setting forth Offeree’s election to purchase Offeror’s entire Membership Interest in the Company for the Offer Price. The Response Notice may not contain any conditions or qualifications to such election. If Offeree fails to deliver a Response Notice within such twenty (20)-Business Day period, then Offeror may, for a period of six (6) months from the Outside Response Date, sell or transfer its Membership Interest on any terms or conditions, provided that the purchase price is not less than ninety percent (90%) of the Offer Price. Following the expiration of such six (6)-month period without the sale or transfer having been made, the provisions of this Section 10.1 shall again apply.

D.     Offeree’s delivery of its Response Notice shall constitute its legally binding obligation to complete the purchase described in this Section X and shall not be effective unless the required escrow deposit is delivered within fifteen (15) days from the date of the Response Notice, in an amount equal to ten percent (10%) (the “Deposit”) of the Offer Price. The Deposit shall be delivered to an escrow agent selected by the Class A Member (the “Escrow Agent”). The Escrow Agent shall hold the Deposit in an interest-bearing, segregated account at a federally insured financial institution. If Offeree fails to timely deliver the Deposit as set forth in this subsection (D), then (i) the Response Notice shall be null and void, (ii) Offeror may proceed to sell or transfer its Membership Interest without regard to the provisions of this Section 10.1, and (iii) the Class B Member will have no further rights under this Section 10.1.

E.     Offeree shall fix a closing date (“Closing Date”), which must be a business day not later than thirty (30) days following the payment of the Deposit. Offeree shall notify Offeror in writing of the Closing Date not less than five (5) business days prior thereto. If Offeree does not fix the Closing Date within said thirty (30) day period following the payment of the Deposit, then the Closing Date shall automatically be the thirtieth (30th) day following the payment of the Deposit (or if such day is not a Business Day, the next succeeding Business Day).

F.     The Members agree that, on the Closing Date, Offeree shall pay to Offeror the Purchase Price. The Class A Member shall thereupon cease to be a Member of the Company.

G.     If Offeree defaults in its obligation to complete the transaction by the Closing Date, Offeror (i.e., the Class A Member) shall be entitled to retain the Deposit of such defaulting Offeree (together with the interest thereon) as liquidated damages, which the Parties acknowledge to be a fair calculation of the damages suffered as a result of Offeree’s default, in lieu of any other legal and equitable remedies, and/or (ii) be entitled to pursue any and all remedies available under this Agreement or through court or other appropriate legal proceedings, whether at law or in equity.

H.     Each Member expressly agrees and acknowledges that TIME IS OF THE ESSENCE with respect to all time requirements, delivery and payment dates and other deadlines set forth in this Section 10.1. In that regard, all payments and other actions or documents required to be paid, delivered, received or taken on or prior to a specified date shall be so paid, delivered, received or taken on or prior to the specified or required date unless such date is extended in writing by the Member entitled to such performance or payment, and failure to make such payment or performance by such date shall be a default under this Agreement by such party.

I.     All payments required under this Section 10.1, including the Deposit and the required payment on the Closing Date, shall be made in U.S. dollars in immediately available funds and paid through wire transfer. The party entitled to keep the Deposit under the terms of this Section 10.1 shall also be entitled to any interest that was earned on the Deposit.

J.     On the Closing Date, Offeror shall convey to Offeree good and marketable title to its Membership Interests, free and clear of all Liens except for those securing Mortgage Loans, (ii) Offeree shall accept the conveyance of Offeror’s Membership Interest from Offeror and assume all obligations with respect to such Membership Interest accruing or arising after the date of the conveyance, and (iii) the parties to the transaction shall each sign and deliver the Assignment and Assumption Agreement in the form of Exhibit H to this Agreement, subject to completion by insertion of names, dates, amounts and other data now blank in the form.

K.     Between the date of the Offer Notice and the Closing Date under this Section, the Manager shall conduct the business, operations and financial affairs of the Company and its Subsidiary(ies) only in the ordinary course and consistent with the prior practices of the Company and its Subsidiary(ies) in accordance with this Agreement, the Approved Budget and all other applicable Major Decisions.

L.     In connection with a sale to Offeree, any risk of casualty, condemnation or loss prior to the Closing Date shall be borne by Offeree, who shall succeed to all rights of the Company to insurance proceeds (other than loss of rent proceeds allocable to any period prior to the Closing Date) or condemnation awards, without credit or offset against any amounts owed by Offeree to Offeror.

M.     In connection with a sale to Offeree, the cost of any new or updated title insurance policy or endorsements to any existing title insurance policy on the Property, in either case desired by Offeree or, if applicable, required by the terms of any Mortgage Loan or new financing, shall be paid by Offeree as its own cost and expense.

N.     The cost of any transfer taxes required to be paid in connection with any sale to Offeree under this Section 10.1 shall be paid by Offeree, and in connection with any sale to a Third Party Transferee, shall be paid by Offeror. The payment of the fees and disbursements of the Class A Member’s attorneys in connection with any sale to Offeree under this Section 10.1 shall be paid by Offeree, and in connection with any sale to a Third Party Transferee, shall be paid by Offeror. The cost of any fees or expenses incurred in connection with (i) obtaining the consent of the applicable Mortgage Lender under the Mortgage Loan Documents or (ii) amending the Mortgage Loan Documents to ensure compliance with all applicable requirements and conditions of any Mortgage Loan Documents in effect at the time of the Transfer shall be Company Costs and paid by the Company. All other costs shall be borne by the party who customarily bears such costs in the location where the Property is located.

O.     Each Member agrees to cooperate and to take all reasonable actions and execute all documents reasonably necessary or appropriate to facilitate and accomplish the transactions described in or contemplated under this Section 10.1.

SECTION XI

PROCEDURES FOR SALE OF PROPERTY

11.1     Sale of Property After Redemption Date or Upon a Changeover Event.

A.     The Class A Member shall have the exclusive right to initiate and complete the procedures for the sale of (i) any or all of the Properties by the applicable Property Owner(s) to a third party described in this Section (“Property Sale Procedures”) at any time after the Redemption Date, or (ii) as to a specific Property or Properties (subject to the provisions of Section 5.6 hereof) upon the occurrence and continuation of a Changeover Event (whether or not the Class A Member has elected to remove the Manager of the applicable Property Owner(s)).

11.2     Sale of Property After the Redemption Date or a Changeover Event.

A.     At any time after the Redemption Date or after the occurrence and during the continuation of a Changeover Event, the Class A Member may offer the Property or the Company’s membership interest in its Subsidiary(ies) for sale on behalf of the Company to a Person which is not an Affiliate of the Class A Member at a purchase price and on such other terms and conditions that are “market” (as determined by the Class A Member) in the geographic area in which the Property is located as reasonably determined by the Class A Member and without offering the right to the Class B Member to purchase either the Property, or the Company’s membership interest in its Subsidiary(ies) or the Membership Interests of the Class A Member. The Class A Member or the Company shall obtain prior to the proposed sale an appraisal of the fair market value of the Property from an MAI appraiser (regardless of its employer) which is not an Affiliate of the Class A Member and has appraised at least three properties similar to the Property within such three-year period, and the fair market value of the Property shown in the appraisal (or, if the appraisal states a range for the fair market value of the Property, the low end of such range) shall be deemed to be “market” for purposes of this Section 11.1. For the avoidance of doubt, neither the purchaser nor the appraiser of the Property (or the Company’s membership interest in its Subsidiary) in connection with the Property-Sale Procedures shall be an Affiliate of Class A Member.

B.     The Class A Member may offer the Property or the Company’s membership interest in its Subsidiary(ies) for sale either directly or through real estate brokers selected by the Class A Member for a commission and on other terms and conditions that are “market” in the geographic area in which the Property is located as reasonably determined by the Class A Member. The Class A Member shall provide to Class B Member a copy of the executed Purchase Agreement (and any amendments) and notify the Class B Member in writing of the proposed offering price and other terms and conditions of the proposed sale of the Property or the Company’s membership interest in its Subsidiary(ies) and shall use commercially reasonable efforts to keep the Class B Member informed regarding the progress of the sale of the Property or the Company’s membership interest in its Subsidiary(ies). The Class A Member may also elect to cause the Manager to conduct the sale of the Property, in which case the Manager shall conduct such sale in good faith.

11.3     Sale of Property Approved as Major Decision.     If the Class A Member has approved the sale of the Property as a Major Decision, the Manager shall offer the Property for sale to any Person (a) at the purchase price and on such other terms and conditions, if any, specified by the Manager as part of such Major Decision or (b) if the Manager has not so set a minimum purchase price or specified any material term or condition, at a purchase price and on other terms and conditions that are “market” as reasonably determined by the Manager and approved by the Class A Member. The Manager may offer the Property for sale either directly or through investment bankers or real estate brokers for a commission.

11.4     Sale and Closing Documents.

A.     In connection with any sale of the Property or the Company’s membership interest in its Subsidiary(ies) pursuant to this Section XI, each Member hereby (i) authorizes the Manager to conduct the sale as described in Section X and this Section XI, acting in its capacity as Manager of the Company, to sign any document, make any payment and take any other action on behalf of the Company that such Manager determines is necessary or advisable for the Company to sell the Property or the Company’s membership interest in its Subsidiary(ies) pursuant to this Section XI (provided that the contract of sale executed with respect to a sale occurring pursuant to Section 11.3 has been approved as Major Decision), and (ii) at the request of such Manager and at the expense of the Company, agrees to sign any document and take any other action that such Manager may reasonably request so that the sale of the Property or the Company’s membership interest in its Subsidiary(ies) on behalf of the Company pursuant to this Section XI can be completed successfully. Notwithstanding the foregoing, with respect to any sale described in Section 11.2, unless the Class A Member elects for Manager to conduct such sale, each other instance of “Manager” in this Section 11.4 shall instead refer to “the Class A Member”.

B.     Without limiting the general authority granted in subsection A. above, each Member hereby authorizes the Manager to conduct the sale as described in Section X and this Section XI, acting in its capacity as Manager of the Company and on behalf of its Subsidiary(ies), to sign and deliver to prospective purchasers or other Persons or authorize and obtain one or more of the following documents in the name or on behalf of the Company or its Subsidiary(ies) and in such form and containing terms that are “market” (including with respect to representations, warranties and covenants) as such Manager shall approve in connection with the offer and sale of the Property or the Company’s membership interest in its Subsidiary(ies) pursuant to this Section:

(i)     Real estate listing and brokerage services and commission agreements with one or more, real estate brokers selected by such Manager in accordance with the requirements of this Section;

(ii)     Documents evidencing the selection of a title company approved by the Class A Member to provide title search services, the insurance and related title services;

(iii)     Agreements and reports covering environmental, engineering, architectural, survey or other inspections or reviews of the Property;

(iv)     Due diligence and other data regarding the Property, its Subsidiary(ies) or the Company requested by a prospective purchaser; provided that such prospective purchaser executes a customary confidentiality agreement, which agreement shall prohibit the disclosure by the prospective purchaser of any confidential information, except for customary exceptions thereto, including, without limitation, to the extent required by law or to potential partners and lenders of such prospective purchaser;

(v)     Deed, bill of sale and assignments conveying the Property (including leases) to a prospective purchaser in form customary for such property in the applicable jurisdiction;

(vi)     Contract of sale with any prospective purchaser which shall not provide for any financing by the Company or its Subsidiary(ies) except as approved by the Class A Member as a Major Decision;

(vii)     Real estate tax transfer, recording and other forms;

(viii)     Closing statement showing amounts payable by and to the Company or its Subsidiary(ies) and the prospective purchaser; and

(ix)     Such other customary documents as are necessary or appropriate in connection with the sale of real property similar to the Property and improvements in the location of the Property.

C.     If the Manager who is authorized to conduct the sale as described in Section X and this Section XI proposes to sign an agreement or contract described in subsection B. above with one of its Affiliates, the terms and conditions of that agreement or contract must be approved by the Class A Member in writing, in their sole discretion, before it shall become effective.

D.     Without limiting the general authority given to the Manager who is conducting the sale of the Property in accordance with this Section XI, each Member hereby authorizes such Manager to remove on behalf of the Company or its Subsidiary(ies) and at Company expense any lien, security interest, encumbrance or other charge on the Property to the extent that the Manager determines such removal is necessary or appropriate in connection with the sale of the Property or required under the contract of sale.

E.     Each Member agrees that specific performance shall be available to ensure compliance with this Section XI. The Members each agree that any court having jurisdiction over the specific performance remedy shall be entitled to order the appropriate Member or other Person to execute all necessary documents and to further appoint an appropriate Person to be authorized to execute such documents on behalf of the defaulting Member or other Person.

11.5     Sales Proceeds. Upon the sale of the Property pursuant to this Section XI, any net proceeds of the sale shall be deemed to be Capital Proceeds and shall be distributed in accordance with the applicable subsection of Section 4.1.

SECTION XII
MISCELLANEOUS PROVISIONS

12.1     No Agency. Except as provided herein, nothing contained in this Agreement shall be construed so as to create an agency relationship among the Members.

12.2     Integration. This Agreement (including the exhibits appended hereto) sets forth the entire integrated understanding and agreement of the parties with respect to the Company, its business and affairs, and there are no promises, agreements, conditions, understandings, warranties or representations, oral or written, express or implied, among them other than as set forth herein. Every exhibit attached to this Agreement and referred to herein shall be deemed incorporated in this Agreement by this reference.

12.3     Construction. All questions with respect to the construction of this Agreement and the rights and liabilities of the parties hereto shall be determined in accordance with the laws of the State of Delaware. The word "including" when following any general statement or term will not be construed to limit such statement or term to the specific items or matters as provided immediately following such word or to similar items or matters, whether or not non-limiting language such as "without limitation" or words of similar import are used with reference to the word or the similar items or matters, but rather will be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of the general statement or term. Any reference to a "state" shall include any territory, possession or other jurisdiction in the United States of America if necessary to carry out the purposes and intentions of this Agreement, including the District of Columbia. Any reference to the word "may" in this Agreement when referring to any action or decision by a Person shall mean such action or decision is not mandatory or required, but rather is in the discretion of such Person so that he/she/it is under no obligation to take such action or make such decision.

12.4     Burden, Benefit. This Agreement is binding upon, and inures to the benefit of, the parties hereto and their respective Representatives, successors and assigns. Notwithstanding the foregoing, nothing herein shall be construed to permit the Transfer of an Interest or any portion thereof or interest therein except in strict compliance with the terms of this Agreement.

12.5     Third Party Reliance. The provisions of this Agreement, including but not limited to Section III hereof, are not intended to be for the benefit of any creditor or other person to whom any debts, liabilities or obligations are owed by (or who otherwise has any claim against) the Company or any of the Members. No such creditor or other person shall obtain any right under any such foregoing provision or shall by reason of such provision make any claim in respect of any debt, liability or obligation (or otherwise) against the Company or any of the Members.

12.6     No Partnership Intended for Nontax Purposes. The Members have formed the Company under the Act, and expressly do not intend hereby to form a partnership under either the Revised Uniform Partnership Act or the Revised Uniform Limited Partnership Act. The Members do not intend to be partners one to another, or partners as to any third party.

12.7     Manner of Execution. This Agreement may be executed in one or more counterparts and/or with separate signature pages and/or at different times, provided all counterparts so executed shall constitute one agreement, binding on all the parties hereto and effective as of the Effective Date even if all of the parties are not a signatory to the original or the same counterpart or have signed on different dates.

12.8     Costs of Enforcement. In the event any party maintains any suit or claim against the other to enforce the terms of this Agreement, the party substantially prevailing in such action (as determined by the court having jurisdiction of such case) shall be entitled to be reimbursed for all of such party's costs and expenses incurred in such suit or claim, including reasonable attorney fees and expert witness fees. Costs and expenses incurred prior to such suit or claim and those incurred in any appeal therefrom, if any, shall be included in the costs of enforcement eligible for reimbursement hereunder.

12.9     Consent to Jurisdiction; Venue. All suits, actions, and proceedings relating to this Agreement may be brought only in the courts of the State of Delaware or in the United States Federal District Court with jurisdiction over matters occurring in the State of Delaware. Each party consents to the nonexclusive personal jurisdiction of the courts described in this section for the purpose of any suit, action, or proceeding. Each party waives any and all objections to venue and to all claims that a court chosen in accordance with this paragraph is improper based on the doctrine of forum nonconveniens.

12.10     Waiver of Right to Trial by Jury. Each party to this Agreement waives any right to a trial by jury in any action brought to enforce the terms of this Agreement.

12.11     Waiver of Action for Partition. Each Member irrevocably waives during the term of the Company any right that he or she may have to maintain any action for partition with respect to the property of the Company.

12.12     Notices. All Notices and other communications permitted or required under this Agreement shall be in writing and shall be delivered: (a) personally, (b) by U.S. certified mail, return receipt requested, or (c) by messenger, overnight courier or similar professional delivery service (collectively "Courier"), as follows:

If to Company or to the Class B Member, to:	c/o Broad Street Realty, Inc. 7250 Woodmont Avenue Suite 350 Bethesda, Maryland 20814

If to Manager, to:	Broad Street Realty, LLC 7250 Woodmont Avenue Suite 350 Bethesda, Maryland 20814

If to the Class A Member, to:	c/o Basis Investment Group 75 Broad Street, Suite 2110 New York, New York 10004

Notice may be sent to such other address(es) and to the attention of such person(s) as any of the foregoing shall designate in a Notice to the others hereunder given not less than five (5) Business Days before such change is to be effective. Notices shall be deemed given on the date (i) delivered personally, (ii) three (3) Business Days after the date deposited with the U.S. Postal Service, U.S. certified mail, or (iii) which is one Business Day after the date deposited with such Courier.

12.13     Further Action/Estoppel Certificates. Each Member, upon the request of the Manager, agrees to perform all further acts and execute, acknowledge, and deliver any documents which may be reasonably necessary, appropriate, or desirable to carry out the provisions of this Agreement, including any estoppel certificates required by any lender or other person having business with the Company.

12.14     Time. Time is and shall be of the essence for all purposes of this Agreement.

12.15     Reference to Members/Assignees. The parties acknowledge that notwithstanding any other provision of this Agreement or the Act to the contrary, the provisions of this Agreement which reference the term "Member(s)" shall also be deemed to include a like reference to "Assignee(s)" unless a specific provision of this Agreement, including Section 8.2, or the Act provides for different rights or obligations of an Assignee or the context otherwise requires and further provided that nothing contained in this Section 12.15 shall extend to any Assignee any Governance Rights or Membership Rights, and the Agreement shall be consistently construed and interpreted to carry out this intention.

12.16     Publicity. The Manager and the Class B Member shall comply with the provisions of Section 10.16 of the Loan Agreement, which is incorporated herein by reference. For purposes of this Section 12.16, the Class A Member shall have the same rights as the “Lender” under such Section 10.16, and references therein to “the Loan Documents” shall be deemed to apply to this Agreement, and references therein to the “Loan” shall be deemed to apply to the transaction governed by this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the Effective Date.

MANAGER:

BROAD STREET OPERATING PARTNERSHIP, L.P.

By: Broad Street OP GP, its General Partner

By: /s/ Michael Z. Jacoby

Name: Michael Z. Jacoby

Title:      Chief Executive Officer

CLASS A MEMBER:

BIG BSP INVESTMENTS, LLC, a Delaware limited liability company

By:      BIG Real Estate PE I, LLC, its Managing Member

By: /s/ Richard Cadigan

Name:      Richard Cadigan

Title:     Authorized Signatory

CLASS B MEMBER:

BROAD STREET OPERATING PARTNERSHIP, L.P.

By: Broad Street OP GP, its General Partner

By: /s/ Michael Z. Jacoby

Name: Michael Z. Jacoby

Title:      Chief Executive Officer

EXHIBIT A

GLOSSARY OF CERTAIN DEFINED TERMS

Accounting Method - shall mean GAAP or the Income Tax Basis.

Accounting Year - shall mean the accounting period used by the Company for federal income tax purposes, including any partial or short tax year.

Act - shall mean the Delaware Limited Liability Company Act, as the same may from time to time be amended or recodified.

Adjusted Deficit Capital Account - shall mean with respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of the Accounting Year, after giving effect to the following adjustments:

A.     credit to such Capital Account any amount which such Member is obligated to restore under Section 1.704-1(b)(2)(ii)(c) of the Treasury Regulations, as well as any addition thereto pursuant to the next to last sentence of Sections 1.704-2(g)(1) and (i)(5) of the Treasury Regulations, after taking into account thereunder any changes during such year in Company Minimum Gain and in the minimum gain attributable to any Member Nonrecourse Debt; and

B.     debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Treasury Regulations.

This definition of Adjusted Deficit Capital Account is intended to comply with the provisions of Treasury Regulations Sections 1.704-1(b)(2)(ii)(d) and 1.704-2, and will be interpreted consistently with those provisions.

Affiliate - shall mean with respect to any Person, (i) any Person directly or indirectly controlling, controlled by, or under common control with such Person, (ii) any Person owning or controlling ten percent (10%) or more of the outstanding voting interests of such Person, (iii) any officer, director, or general partner of such Person, or (iv) any Person who is an officer, director, general partner, trustee, or holder of ten percent (10%) or more of the voting interests of any Person described in clauses (i) through (iii) of this sentence. For purposes of this definition, the term "controls," "is controlled by," or "is under common control with" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

Affiliate Agreement – shall have the meaning set forth in Section 5.4.

Agreement - shall mean this Operating Agreement, as the same may hereafter be amended and/or restated from time to time. Words such as "herein," "hereinafter," "hereof," "hereto," and "hereunder," refer to this Agreement as a whole, unless the context otherwise requires.

Allocated Investment Amount - shall mean, as to certain of the Properties, the amount set forth as such for the applicable Property in Exhibit D to this Agreement.

Exhibit A

Approved Budget – shall mean the initial budget for the Company, its Subsidiary(ies) and the Property, a copy of which is attached as Exhibit G to this Agreement, or such other budget that is approved by the Class A Member in accordance with Section 5.9 of this Agreement.

Approved Leasing Expenses – shall mean actual out-of-pocket expenses incurred by the Company in leasing space at a Property pursuant to leases entered into in accordance with this Agreement, including brokerage commissions and tenant improvements, which expenses (i) are (A) specifically approved by the Class A Member in connection with approving the applicable lease, (B) incurred in the ordinary course of business and on market terms and conditions in connection with leases which do not require the Class A Member’s approval under this Agreement, and the Class A Member shall have received and approved a budget for such tenant improvement costs and a schedule of leasing commissions payments payable in connection therewith, or (C) otherwise approved by the Class A Member in writing, which approval shall not be unreasonably withheld or delayed, and (ii) are substantiated by executed lease documents and brokerage agreements.

Articles – shall mean the Certificate of Formation as filed with DDOS as the same may be amended and/or restated from time to time.

Assignee – shall mean a transferee or assignee of a Member who has not been duly admitted as a Substitute Member.

Avondale/Vista Amount – shall have the meaning set forth in Section 3.1A(i).

Avondale/Vista Funding Conditions – shall have the meaning set forth in Section 3.1A(i).

Bankruptcy – shall mean the occurrence of any event listed in the Act.

Basis Loan Agreement – shall mean that certain Loan Agreement dated as of the Effective Date between BSV Colonial Investor LLC, BSV Lamonticello Investors LLC, BSV Dekalb LLC, BSV Crestview Square LLC, BSV Coral Hills LLC and BSV West Broad Investors LLC, collectively as Borrower, and BIG Real Estate Finance I, LLC, as Lender, as the same may be amended from time to time.

Basis Mortgage Loan – shall mean a Mortgage Loan made to a Property Owner by an Affiliate of the Class A Member.

Basis Mortgage Loan Property – shall mean a Property encumbered by a Basis Mortgage Loan, and Basis Mortgage Loan Properties shall mean all of the Properties encumbered by Basis Mortgage Loans, which Properties are listed in Exhibit E attached hereto.

Business Day – shall mean a day of the year on which banks are not required or authorized to close in the State of Delaware.

Capital Account – shall mean the capital account maintained for each Member in accordance with Section 7.1.

Capital Contribution – shall mean any contribution to the capital of the Company in cash or property by a Member whenever made.

Exhibit A-2

Capital Proceeds – means with respect to: (a) the sale of a Property, the total value of the net proceeds payable or credited first to the applicable Property Owner and then to the Company on account of any such sale. Net proceeds from a sale shall mean the gross proceeds less the sum of: (i) the unpaid principal, accrued interest and expenses under any Mortgage Loan on the Property; (ii) the actual third party brokerage costs incurred by a Property Owner in connection with such sale (but only to the extent such costs are at market rates and customarily paid by the seller of real property in the place where the Property is located); (iii) the actual title policy costs, conveyance taxes, if any, and other incidental out of pocket costs required to be incurred by a Property Owner in connection with such sale (but only to the extent such costs are at market rates and are customarily paid by the seller of real property in the metropolitan Denver area); and (iv) the repayment of principal and accrued interest on any loan from a Member; or (b) a refinancing of the Mortgage Loan, the total proceeds of such refinancing, net of repayment of any prior indebtedness (including unpaid principal and interest of any loan from any Member) and the reasonable and customary costs of obtaining and recording such refinancing.

Capital Transaction - shall mean the sale, exchange, financing, refinancing, condemnation, destruction or other disposition of one or more of the Properties (including, without limitation, the refinancing of any Mortgage Loan). A Capital Transaction may be either an Interim Capital Transaction or a Final Capital Transaction.

Changeover Event – shall have the meaning set forth in Section 5.6.

Class A Member – shall mean the Person signing this Agreement as the Class A Member, and any Person hereafter duly admitted to the Company as a Substitute Member who has acquired (or otherwise succeeded to) the Interest of a Class A Member, in their individual or collective capacity(ies), as the context requires.

Class A Member Redemption Fee – shall mean, with respect to any portion of the Class A Member’s Capital Contributions returned to the Class A Member (other than any portion of the Class A Return capitalized into the Class A Member’s Capital Contributions), an amount equal to one half of one percent (0.5%) of the portion of the Class A Member’s Capital Contributions so returned, such amount to be treated as additional interest for tax purposes.

Class A Return – shall mean at any date an amount equal to a cumulative annual return of 14% (i.e., a cumulative monthly return of 1.167%), (compounded on a monthly basis, and on the basis of the number of days elapsed and a 360-day year), on each dollar of the Class A Member Capital Contributions pursuant to Section 3.1, from the first day that such dollar is contributed to the Company until the date that any such dollar is returned to the Class A Member pursuant to Section 4.1. All Class A Member Capital Contributions and distributions to the Class A Member made pursuant to this Agreement on or before the fifteenth (15th) day of any calendar month shall be deemed to have been made on the first day of such calendar month, and all Class A Member Capital Contributions and distributions to the Class A Member made pursuant to this Agreement after the fifteenth (15th) day of any calendar month shall be deemed to have been made on the first day of the next succeeding calendar month. For the avoidance of doubt, the Enhanced Class A Return, and not the Class A Return, shall apply to Capital Contributions by the Class A Member made pursuant to Section 3.2.

Class B Member – shall mean Broad Street Operating Partnership, L.P., and any Person hereafter duly admitted to the Company as a Substitute Member who has acquired (or otherwise succeeded to) the Interest of the Class B Member.

Close Associate - shall mean a person who is widely and publicly known to maintain an unusually close relationship with a Senior Foreign Political Figure, and includes a person who is in a position to conduct substantial U.S. and non-U.S. financial transactions on behalf of the Senior Foreign Political Figure.

Exhibit A-3

Code – shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference to a specific section of the Code shall be deemed to include any corresponding section of any future recodification or enactment of the federal income tax law.

Company – shall mean Broad Street BIG First OP LLC, a limited liability company formed under the laws of the State of Delaware, as it may be constituted from time to time and any successor.

Company Costs – shall mean all of the costs and expenditures of any kind and payments thereof made or to be made by the Company or its Subsidiary(ies) with respect to its operations and maintenance which are specified or reflected in the Approved Budget then in effect or hereafter approved by Class A Member as a Major Decision or otherwise expressly permitted or required under the terms of this Agreement.

Company Minimum Gain – shall have the meaning set forth in Section 1.704-2(d) of the Treasury Regulations as if the reference therein to a partnership instead referred to a limited liability company taxable as a partnership for federal income tax purposes.

Control, Controlling and Controlled by – shall mean the ability, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, to direct or cause the direction of the management and policies of the business and affairs of a Person (including by being a general partner, a managing member, a manager, an officer or a director of the Person in question) by reason of the ownership of beneficial interests, by contract or otherwise.

DDOS – shall mean the Delaware Department of State, and any successor thereto.

Deposit Bank – shall mean Wells Fargo Bank, N.A. or another financial institution selected by the Manager.

Depreciation – shall mean, for each Accounting Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Accounting Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Accounting Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Accounting Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Accounting Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Manager.

Distributable Cash – shall mean, for any Accounting Year, the Company’s cash flow from the Property Owners’ ongoing operations, less reserves for current and anticipated future operating expenses, debt service, capital expenditures, acquisitions, and other contingencies, as determined by the Manager in its discretion, which is available for distribution to the Members in the discretion of the Manager. Such term shall not include cash or property which constitutes Capital Proceeds. For purposes of this Agreement, cash flow from ongoing operations will exclusively be derived from cash flow distributions from the Holding Companies and the Property Owners.

Distribution Date – shall mean, for the Class A Member, the fifth (5th) day of each calendar month, beginning in February, 2020, or if such day is not a Business Day, the next succeeding Business Day. For the Class B Member, there is no specific Distribution Date and the timing of distributions to the Class B Member shall be at the Manager’s discretion.

Exhibit A-4

Distribution Suspension Event – shall mean (a) a default by any Property Owner under the Mortgage Loan Documents for the Property owned by it or a default by the Manager, the Class B Member or the Sponsor Principal under this Agreement, the Guaranty or the Environmental Indemnity, subject to any applicable notice and cure rights, (b) the occurrence of a “Guarantor Debt Default Trigger Event” (as defined in the Basis Loan Agreement), until such time that a “Guarantor Debt Default Trigger Cure Event” (as defined in the Basis Loan Agreement) occurs with respect to such Guarantor Debt Default Trigger Event (provided that no other Guarantor Debt Default Trigger Event shall have occurred and is continuing), or (c) the Yield to Investment Ratio equals less than the Distribution Suspension Percentage as of the end of any calendar quarter. If a Distribution Suspension Event under clause (c) above occurs, it shall be deemed to continue in effect until such time as the Yield to Investment Ratio is greater than or equal to the Distribution Suspension Percentage as of the end of two (2) successive calendar quarters. Notwithstanding the foregoing, clause (c) shall not apply if at the applicable time, the Class B Member makes a Capital Contribution to the Company in an amount sufficient to cause the Yield to Investment Ratio, after a distribution to the Class A Member of the amount of such Capital Contribution pursuant to Section 4.1D hereof as if such Capital Contribution were an Interim Capital Transaction, to be not less than the Distribution Suspension Percentage.

Distribution Suspension Percentage – shall mean (a) 7.5% from the date of this Agreement until the day immediately prior to the first anniversary of the date of this Agreement, (b) 8% from the first anniversary of the date of this Agreement until the day immediately prior to the second anniversary of the date of this agreement, and (c) 8.5% from and after the second anniversary of the date of this Agreement.

Eagle Bank Loan Documents – shall have the meaning set forth in the Basis Loan Agreement.

Effective Date – shall mean the date of this Agreement.

Emergency Costs – shall have the meaning set forth in Section 5.9.F.

Enhanced Class A Return – shall mean at any date an amount equal to a cumulative annual return equal to the Enhanced Class A Return Rate on each dollar of the Class A Member Capital Contribution pursuant to Section 3.2.C(ii) from the first day that such dollar is contributed to the Company until the date that such dollar is returned to the Class A Member pursuant to Section 4.1, multiplied by the actual number of days elapsed in the period for which the calculation is being made, which calculation shall be based on a 360 day year. For the purposes of determining the Enhanced Class A Return, all contributions and distributions made pursuant to this Agreement shall be deemed to have been made as of the first day of the calendar month in which such contribution or distribution was made.

Enhanced Class A Return Rate – shall mean a per annum rate equal to 20% (compounded monthly).

Enhanced Rate Differential – shall mean the portion of any payment of the Enhanced Class A Return attributable to the difference between the Enhanced Class A Return Rate and 14%.

Entity – shall mean a Person other than a natural Person.

Environmental Indemnity – shall mean that certain Environmental Indemnity Agreement, dated on or about the date hereof, executed by Sponsor Principal in favor of the Class A Member.

Exhibit A-5

Fair Market Value – for the Interest of a Member subject to purchase under this Agreement (“Subject Interest”) shall mean and refer to the price which would be paid by a willing buyer to a willing seller in an arms’ length transaction for the purchase of the Subject Interest, free and clear of any option, call, contract commitment, demand, lien, charge, security interest or encumbrance of any kind whatsoever other than this Agreement as such price may be mutually determined by the Company and the interested Member, or, if the interested Member and the Company cannot mutually agree upon such price within fifteen (15) days after any event triggering a purchase of the Subject Interest pursuant to this Agreement, the Fair Market Value of the Subject Interest shall be determined as follows: the Company and the interested Member shall promptly appoint an appraiser, who or which shall determine mutually the Fair Market Value of the Subject Interest for purposes of an all-cash sale; provided, however, that, in the event the two (2) appraisers cannot agree upon the Fair Market Value of the Subject Interest, the two (2) appraisers shall together appoint a third (3rd) appraiser to appraise the Subject Interest. All appraisers appointed hereunder shall be qualified by experience and ability to appraise the Subject Interest; and the fees and other costs of each of the first two (2) appraisers shall be borne by the Company or the interested Member appointing each such appraiser, with the fees and other costs of the third (3rd) appraiser being shared equally by the Company and the interested Member. The Fair Market Value determined by the first two (2) appraisers or the third (3rd) appraiser, as the case may be, shall be used to determine the purchase price of the Subject Interest; provided, however, that, if the Fair Market Value determined by the third (3rd) appraiser is more than the higher of the first two (2) appraisals, the higher of the first two (2) appraisals shall govern; and provided, further, that if the Fair Market Value determined by the third (3rd) appraiser is less than the lower of the first two (2) appraisals, the lower of the first two (2) appraisals shall govern. In determining the Fair Market Value for a Subject Interest pursuant to this Agreement, the Company and the interested Member or any appraiser appointed hereunder (as the case may be) shall assume an all-cash sale with respect to such Subject Interest based on that Member’s right to share in future distributions from the Company and shall take into account any “minority ownership discounts” and/or “lack of marketability discounts” in valuing such Subject Interest.

Final Capital Transaction – shall mean a Capital Transaction resulting in the sale or other disposition of all of the Properties (or of the last remaining Property).

Financial Rights – shall mean the right to share in allocations of Profits and Losses of the Company (and any separately stated items thereof), and distributions from the Company.

First Extension Term – shall mean, if applicable, the period beginning on January 1, 2023 and ending on December 31, 2023.

Fiscal Year – shall mean the 12-month period ending December 31 of each year; provided that the initial Fiscal Year shall be the period beginning on the Effective Date and ending on December 31 of the same year and the last Fiscal Year shall be the period beginning on January 1 of the calendar year in which the final liquidation, dissolution and termination of the Company is completed and ending on the date that such final liquidation, dissolution and termination is completed. To the extent any computation or other provision of the Agreement provides for an action to be taken on a Fiscal Year basis, an appropriate proration or other adjustment shall be made in respect of the initial and final Fiscal Years to reflect that such periods are less than full calendar year periods.

GAAP – shall mean generally accepted accounting principles, consistently applied.

Governance Rights – shall mean all rights of a Member other than Financial Rights and the right to assign Financial Rights.

Gross Asset Value – shall means with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

Exhibit A-6

(i)     the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross Fair Market Value of such asset, as determined by the contributing Member and the Manager;

(ii)     the Gross Asset Values of all Company assets shall be adjusted to equal their respective gross Fair Market Values, as determined by the Manager as of the following times: (a) the acquisition of an additional interest by any new or existing Member in exchange for more than a de minimis contribution of property (including money); (b) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an Interest; and (c) the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (a) and (b) above shall be made only if the Manager determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(iii) the Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross Fair Market Value of such asset on the date of distribution as determined by the distributee and the Manager, provided that, if the distributee is a Manager, the determination of the Fair Market Value of the distributed asset shall require the consent of the other Manager, or if there is only Manager then serving, then with the approval of the Class A Member; and

(iv)     the Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this definition to the extent the Manager determines that an adjustment pursuant to subparagraph (ii) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (i), (ii) or (iv) of this definition, then such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Profits and Net Losses.

Guaranty – shall mean that certain Guaranty of Recourse Obligations, dated on or about the date hereof, executed by Sponsor Principal in favor of the Class A Member.

Immediate Family Member – shall mean the parents, siblings, spouse, children and in-laws of a Senior Foreign Political Figure.

Income Tax Basis – shall mean the income tax basis of accounting, consistently applied.

Interest – shall mean for a Member the Membership Interest of that Member and, in case of an Assignee, shall mean only Financial Rights.

Interim Capital Transaction – shall mean a Capital Transaction other than a Capital Transaction resulting in the sale or other disposition of all of the Properties (or of the last remaining Property).

Leasing Reserve Account – shall have the meaning set forth in Section 3.1A(i).

Manager – shall mean, initially, the Class B Member.

Exhibit A-7

Material Agreement – shall mean all agreements entered into by the Company, any Property Owner or any Holding Company requiring the payment of more than $250,000 annually and which is not cancelable without penalty or premium on no more than thirty (30) days notice.

Material Lease – shall mean means any lease which (i) individually or in the aggregate with respect to the same tenant and its Affiliates, covers at least ten thousand (10,000) square feet of the total space of a particular Property (inclusive of expansion options), (ii) is for a term longer than ten (10) years (inclusive of renewal options), (iii) has a gross annual rent of less than ninety (90%) percent of the existing rental rates for leases being replaced, (iv) wholly or partially replaces an “Anchor Tenant Lease” (as such term is defined in the Basis Loan Agreement) (v) is to an Affiliate of the Class B Member or the Sponsor, or (vi) grants the tenant thereunder a right or an option to purchase the applicable Property or a right of first refusal to purchase the applicable Property.

Member(s) – shall mean the Person(s) signing this Agreement as Members and any Substitute Member(s) hereafter admitted, in their individual or collective capacity(ies), as the context requires. Members shall be classified as the Class A Members and the Class B Members.

Member Nonrecourse Debt Minimum Gain – means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability determined in accordance with Section 1.704-2(i)(3) of the Treasury Regulations as if the reference therein to a partner instead referred to a member of a limited liability company taxable as a partnership for federal income tax purposes.

Member Nonrecourse Debt – shall have the meaning set forth in Section 1.704-2(b)(4) of the Regulations as if the reference therein to a partner instead referred to a member of a limited liability company taxable as a partnership for federal income tax purposes.

Member Nonrecourse Deductions – has the meaning set forth in Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Treasury Regulations as if the reference therein to a partner instead referred to a member of a limited liability company taxable as a partnership for federal income tax purposes.

Membership Interest – shall mean all of the right, title and interest of a Member in the Company of every nature, kind and description, namely a Member’s Financial Rights and Governance Rights, including: (i) the right to participate in the management of the Company such as by giving consents, voting or approving actions of the Company, to the extent permitted under the terms of this Agreement or the Act; (ii) the right to access to information concerning the Company; and (iii) any other privileges or benefits to which such Member may be entitled under this Agreement and/or under the Act.

Minimum Multiple Amount – shall mean, as of any computation date, (a) the product of (i) the aggregate amount of Capital Contributions made by the Class A Member pursuant to Sections 3.1 and 3.2 hereof and (ii) 0.4, less (b) the aggregate amount of Class A Return payments previously or then made to the Class A Member hereunder. In making this calculation, payments of fees and reimbursements to the Class A Member, the Class A Member Redemption Fee and the Enhanced Rate Differential shall be disregarded and such items shall not affect the Minimum Multiple Amount.

Mortgage Lender – shall mean a lender which has made a first mortgage loan encumbering an individual Property, and any subsequent first mortgage lender with respect to such Property following a refinancing Capital Transaction.

Mortgage Loan – shall mean the first mortgage loan secured by a Property made by a Mortgage Lender, and any subsequent first mortgage loan secured by such Property.

Exhibit A-8

Mortgage Loan Documents – shall mean all documents relating to and memorializing the terms and conditions of a Mortgage Loan.

MVB Bank Loan Documents – shall have the meaning set forth in the Basis Loan Agreement.

Net Invested Capital – shall mean, as of any given day, a Member’s total Capital Contributions (exclusive of additional Capital Contributions made by the Class A Member pursuant to Section 3.2) to date, less all amounts actually distributed to that Member as Capital Proceeds under Sections 4.1D(iv), (v) and (vi) and 4.1E(iii). If the Interest of any Member is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Net Invested Capital balance of the transferor to the extent the Net Invested Capital balance relates to the Interest transferred.

Net Profits and Net Losses – shall mean for each Accounting Year of the Company an amount equal to the Company’s net taxable income or loss for such year as determined for federal income tax purposes in accordance with the accounting method and rules used by the Company and in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(i)     any items of income, gain, loss and deduction specially allocated to Members pursuant to Section 4.3 shall not be taken into account in computing Net Profits or Net Losses;

(ii)     any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profits and Net Losses (pursuant to this definition) shall be added to such taxable income or loss;

(iii)     any expenditure of the Company described in Section 705(a)(2)(B) of the Code or otherwise treated as a Code Section 705(a)(2)(B) expenditure under Treasury Regulation Section 1.704-1(b)(2)(iv)(I) (generally relating to items not otherwise taken into account in computing taxable income or loss) and not otherwise taken into account in computing Net Profits and Net Losses (pursuant to this definition) shall be subtracted from such taxable income or loss;

(iv)     in the event the Gross Asset Value of any Company asset is adjusted pursuant to clause (ii) or (iii) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profits and Net Losses;

(v)     gain or loss resulting from any disposition of any Company asset with respect to which gain or loss is recognized for federal income tax purposes shall be computed with reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value;

(vi)     in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Accounting Year; and

(vii) to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) of the Code or Section 743(b) of the Code is required pursuant to Section 1.704-1(b)(2)(iv)(m)(4) of the Treasury Regulations to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of an Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Profits or Net Losses.

Exhibit A-9

Non-Basis Loan Property – shall mean a Property that is not a Basis Mortgage Loan Property, and Non-Basis Loan Properties shall mean any or all of the Properties that are not Basis Mortgage Loan Properties,

Nonrecourse Deductions – shall have the meaning set forth in Section 1.704-2(b)(1) of the Regulations.

Nonrecourse Liability – shall have the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

Notice – shall mean notice given in the manner provided in Section 12.12.

Operating Account – shall have the meaning set forth in Section 4.9.

Percentage(s) – shall mean, as to a Member, the percentage set forth opposite the Member’s name on the Schedule. An Assignee shall have the same Percentage as the Percentage of the Member whose Interest was acquired by such Assignee, to the extent of the Interest so acquired.

Permitted Investment – shall mean money market, checking or savings accounts at a federally insured financial institution.

Person – shall mean an individual, trust, estate, or any incorporated or unincorporated organization.

Property – shall have the meaning set forth in Section 2.2.

Property Owner – shall mean a direct or indirect subsidiary of the Company which owns a Property and its Permitted Successors, and Property Owners shall mean all of such entities collectively.

Redemption Date – shall mean the earlier of (i) January 1, 2023, subject to extension pursuant to Sections 4.2D and E and (ii) the date on which the Basis Mortgage Loan is paid in full.

Redemption Price – shall have the meaning set forth in Section 4.2.

Representative – shall mean the guardian of the property, attorney-in-fact under a durable power of attorney, personal representative, administrator, trustee in bankruptcy or other duly authorized legal representative of a Member.

Second Extension Term – shall mean, if applicable, the period beginning on January 1, 2024 and ending on December 31, 2024.

Security Contracts – shall mean (i) that certain Vendor Service Agreement dated as of July 12, 2019 between BSV Avondale LLC and Sitruc Consulting Group LLC, (ii) that certain Vendor Service Agreement dated as of July 12, 2019 between BSV Highlandtown LLC and Eagle Protection Services and (iii) that certain Vendor Service Agreement dated as of August 19, 2019 between BSV Hollinswood LLC and Sitruc Consulting Group LLC; in each case, as the same may be amended from time to time.

Exhibit A-10

Senior Foreign Political Figure – shall mean a senior official of a major non-U.S. political party or a senior executive of a government-owned corporation not organized within the U.S. In addition, a “Senior Foreign Political Figure” includes any corporation, business or other entity that has been formed by or for the benefit of a Senior Foreign Political Figure.

SPE Provisions – shall mean all of the representations, warranties and covenants set forth in Exhibit B.

Sponsor Principal – shall mean Michael Jacoby.

Subsidiary – shall mean any direct or indirect subsidiary of the Company, including, without limitation, the Property Owners, and each of their respective Permitted Successors.

Substitute Member – shall mean a Person who has been duly admitted as a Member of the Company in accordance with the provisions of this Agreement.

Transfer or Transferred – shall mean any sale, assignment, gift, bequest, pledge, encumbrance, hypothecation, or other transfer undertaken by any means, including inter vivos or testamentary disposition, by operation of law (other than bankruptcy) or otherwise, of any property or interest.

Treasury Regulations – shall include proposed, temporary and final regulations promulgated under the Code as of the Effective Date and the corresponding sections of any regulations subsequently issued that amend or supersede such regulations.

Underwritten Annual Net Cash Flow – shall be equal to operating income minus operating expenses for the Properties, during such period and adjusted as follows:

(i)     Operating income will be adjusted: (A) subject to clause (F) hereof, to include only fixed rents based on leases in place for tenants who are in occupancy, open for business and paying rent; (B) to include percentage rent but only to the extent it is determined by the Class A Member to be stabilized and recurring; (C) to exclude rents from temporary or month to month tenants, provided, however, that such income will be included only to the extent it is determined by the Class A Member to be stabilized and recurring; (D) to exclude rents from tenants expiring in the next 90 days (from the date of determination), unless such tenant has renewed or it is determined by the Class A Member in its discretion that such tenant is likely to renew; (E) to exclude rents from tenants operating under bankruptcy protection, unless each such tenant has affirmed its Lease in the subject bankruptcy proceeding; (F) to exclude rents from any tenant which is not in occupancy and operating its business; provided, however, that for the purposes of this Agreement, other than in connection with (i) an extension of the term pursuant to Section 4.2D or 4.2E hereof and (ii) determining whether a Changeover Event under Section 5.6A(viii) has occurred, rents attributable to any executed Lease which has been approved by the Class A Member in writing (to the extent that the Class A Member’s approval is required pursuant to the terms of this Agreement) shall be included in operating income notwithstanding that the tenant thereunder might not yet be in occupancy and operating its business therein, provided that (a) the subject tenant has irrevocably and unconditionally accepted delivery and possession of its demised premises, (b) if the subject tenant has an early termination right pursuant to its Lease that has not expired as of the date of the calculation, rents shall be excluded only for the period after the date on which termination pursuant to the next applicable termination right would occur, assuming that such termination right is exercised, and (c) the subject tenant is irrevocably and unconditionally obligated to commence paying the rent required under its Lease within six (6) months from the date the subject Lease is executed; (G) to exclude rents from any tenant which is an affiliate of Borrower; (H) to exclude rents from any tenant which is more than one month delinquent in payment of rent; (I) to mark any above market leases to market rents; (J) to reflect any rent adjustments or cancellation option in any leases; (K) to include reimbursements not in excess of corresponding expense items, based on such trailing 12 month period; (L) to include other income on a case-by-case basis but only to the extent it is determined by the Class A Member to be both stabilized and recurring; and (M) a vacancy and credit loss allowance equal to the greater of (1) the actual weighted average vacancy and/or credit loss for all of the Properties, and (2) the market weighted average vacancy and/or credit loss for all of the Properties; and

Exhibit A-11

(ii)     Operating expenses will be adjusted to reflect: (A) the greater of (1) the actual expenses for the trailing 12 month period (except real estate taxes, ground rent (if applicable), insurance, and utilities inflated by 3%, which will be included at their stabilized, recurring levels), and (2) the average actual annual expenses over the past three years but excluding any non-recurring items and capital expenses; (B) a normalized allowance for costs of free rent and downtime; (C) tenant improvement and leasing commissions equal to $0.82 per occupied square foot per annum; (D) a reserve for capital expenses equal to at least $0.20 per square foot of rentable space per annum; (E) a management fee equal to the greater of the actual management fee or 3% of effective gross income; and (F) other adjustments as determined by the Class A Member in its sole but reasonable discretion consistent with its due diligence findings and prevailing market conditions.

In determining Underwritten Annual Net Cash Flow, all pro forma adjustments to revenue and expenses shall be approved by the Class A Member in its sole but reasonable discretion.

Yield to Investment Ratio – shall mean as of any date, the ratio (expressed as a percentage) calculated by the Class A Member of (i) the Underwritten Annual Net Cash Flow for the twelve (12) month period ending with the most recently completed calendar month to (ii) the sum of a) the Class A Member Capital Contribution, b) any unpaid Class A Return and c) the outstanding principal balance of the Mortgage Loan as of such date.

Exhibit A-12

EXHIBIT B

SPE PROVISIONS

1.     SPE Provisions. These SPE Provisions are hereby incorporated into this Agreement by this reference as if the same were fully set forth in this Agreement. The parties hereto agree to be bound by, and not to take any action in circumvention of, the SPE Provisions. All other terms used, but not defined, in these SPE Provisions, shall have the meanings ascribed to them in the Mortgage Loan Documents.

2.     SPE Provisions Prevail. In the event of any conflict between the terms of these SPE Provisions and any other provision set forth in this Agreement or in any other organizational document of the Company, the terms set forth in these SPE Provisions shall prevail.

3.     Third Party Beneficiary. For so long as any Mortgage Loan or any portion thereof remains outstanding, the Mortgage Lender thereunder shall be an intended third party beneficiary of this Agreement with respect to these SPE Provisions.

4.     No Amendment. For so long as any Mortgage Loan or any portion thereof remains outstanding, the Company shall not amend, terminate or otherwise alter the provisions of these SPE Provisions without the Mortgage Lender’s prior written consent.

5.     Separateness Covenants. Notwithstanding any provision of this Agreement or of any other organizational document of the Company to the contrary, so long as any Mortgage Loan or any portion thereof remains outstanding, unless expressly permitted under the applicable Mortgage Loan Documents or expressly approved by the applicable Mortgage Lender in writing, at all times prior to, on and after the date hereof, the Company:

(a)     was, is and will be organized solely for the purpose set forth in Section 2.2;

(b)     has not been, is not, and will not be engaged, in any business unrelated to the purpose set forth in Section 2.2;

(c)     has not had, does not have, and will not have, any assets other than its membership interest in Borrower;

(d)      has not engaged, sought or consented to, and will not engage in, seek or consent to, any dissolution, winding up, liquidation, consolidation, merger, sale of all or substantially all of its assets, transfer of membership interests or amendment of its certificate of formation or operating agreement with respect to the matters set forth in these SPE Provisions;

(e)      has not failed, and will not fail, to correct any known misunderstanding regarding the separate identity of the Company and has not and shall not identify itself as a division of any other Person;

(f)     has maintained and will maintain its accounts, books and records separate from any other Person and has filed and will file its own tax returns, except to the extent that it has been or is required to file consolidated tax returns by law;

(g)     has maintained and will maintain its own records, books, resolutions and agreements;

Exhibit B

(h)     has not commingled, and will not commingle, its funds or assets with those of any other Person and (ii) has not participated and will not participate in any cash management system with any other Person;

(i)     has held and will hold its assets in its own name;

(j)     has conducted and shall conduct its business in its name or in a name franchised or licensed to it by an entity other than an Affiliate of itself, or of any Property Owner, except for business conducted on behalf of itself by another Person under a business management services agreement that is on commercially reasonable terms, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of the Company;

(k)     has maintained and will maintain its books, bank accounts, balance sheets, financial statements, accounting records and other entity documents separate from any other Person and has not permitted, and will not permit, its assets to be listed as assets on the financial statement of any other entity except as required by the Accounting Method; provided, however, that appropriate notation shall be made on any such consolidated statements to indicate its separateness from such Affiliate and to indicate that its assets and credit are not available to satisfy the debt and other obligations of such Affiliate or any other Person and such assets shall be listed on its own separate balance sheet;

(l)     has paid and will pay its own liabilities and expenses, including the salaries of its own employees, out of its own funds and assets, and has maintained and will maintain a sufficient number of employees in light of its contemplated business operations;

(m)     has observed and will observe all limited liability company formalities;

(n)      has had no and will have no Indebtedness (including loans, whether or not such loans are evidenced by a written agreement);

(o)     has not assumed or guaranteed or become obligated for, and will not assume or guarantee or become obligated for, the debts of any other Person and has not held out and will not hold out its credit as being available to satisfy the obligations of any other Person except as permitted pursuant to this Agreement;

(p)     has not acquired and will not acquire obligations or securities of its partners, members or shareholders or any other Affiliate;

(q)     has allocated and will allocate, fairly and reasonably, any overhead expenses that are shared with any Affiliate, including, but not limited to, paying for shared office space and services performed by any employee of an Affiliate;

(r)     has maintained and used, now maintains and uses, and will maintain and use, separate stationery, invoices and checks bearing its name, which stationery, invoices, and checks utilized by the Company or utilized to collect its funds or pay its expenses have borne, shall bear its own name and have not borne and shall not bear the name of any other entity unless such entity is clearly designated as being the Company’s agent;

(s)     has not pledged and will not pledge its assets for the benefit of any other Person;

(t)     has held itself out and identified itself, and will hold itself out and identify itself, as a separate and distinct entity under its own name or in a name franchised or licensed to it by an entity other than an Affiliate of itself or of Borrower and not as a division or part of any other Person, except for services rendered under a business management services agreement with an Affiliate that complies with the terms contained in the clause immediately below, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of the Company;

Exhibit B-2

(u)     has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(v)     except for loans made to provide funds to a Holding Company or a Property Owner, has not made and will not make loans to any Person or hold evidence of indebtedness issued by any other Person or entity (other than cash and investment-grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity);

(w)     has not identified and will not identify its members or any Affiliate of any of them, as a division or part of it, and has not identified itself, and shall not identify itself, as a division of any other Person;

(x)     has not entered into or been a party to, and will not enter into or be a party to, any transaction with its members or Affiliates except (i) in the ordinary course of its business and on terms which are intrinsically fair, commercially reasonable and are no less favorable to it than would be obtained in a comparable arm’s-length transaction with an unrelated third party, and (ii) in connection with the Mortgage Loan Documents;

(y)     other than capital contributions and distributions permitted under the terms of its organizational documents, has not entered into or been a party to, and shall not enter into or be a party to, any transaction with any of its members or Affiliates except in the ordinary course of its business and on terms which are commercially reasonable terms comparable to those of an arm’s length transaction with an unrelated third party;

(z)     has not had and shall not have any obligation to, and has not indemnified and shall not indemnify its officers, directors or members, as the case may be, in each case unless such an obligation or indemnification is fully subordinated to the Loan and shall not constitute a claim against it or any Property Owner in the event that its or a Property Owner’s cash flow is insufficient to pay the Mortgage Loan;

(aa)     does not and will not have any of its obligations guaranteed by any Affiliate;

(bb)     has complied and will comply with all of the terms and provisions contained in its organizational documents and cause statements of facts contained in its organizational documents to be and to remain true and correct; and

(cc)     has not permitted and shall not permit any Affiliate or constituent party independent access to its bank accounts.

6.     Prohibited Transfers. For so long as any Mortgage Loan or any portion thereof remains outstanding, the Company shall not allow direct or indirect transfers of ownership interests in the Company that would violate the provisions of the applicable Mortgage Loan Documents.

7.     Subordination of Indemnification Obligations. For so long as any Mortgage Loan or any portion thereof remains outstanding, the Company’s obligations under this Agreement, if any, to indemnify its director and officers, members or managers, as applicable, is hereby fully subordinate to such Mortgage Loan and the applicable Mortgage Loan Documents and no indemnity payment from funds of the Company (as distinct from funds from other sources, such as insurance) of any indemnity under this Agreement, if any, shall be payable from amounts allocable to any other person pursuant to the applicable Mortgage Loan Documents.

Exhibit B-3

EXHIBIT C

HOLDING COMPANIES

1.     BSV Spotswood Investors LLC

2.     BSV Highlandtown Investors LLC

3.     BSV Patrick Street Member LLC

4.     BSV Colonial Investor LLC

5.     BSV Lamonticello Investors LLC

6.     BSV Coral Hills Investors LLC

7.     BSV West Broad Investors LLC

Exhibit C

EXHIBIT D

PROPERTY OWNERS AND PROPERTIES

Property Owner	Property	Allocated Investment Amount
BSV Spotswood LLC	1791 East Market Street, Harrisonburg, VA	$2,236,733.00
BSV Avondale LLC	1901-1919 Michigan Avenue NE, Washington, D.C.	$1,247,127.00
BSV Highlandtown LLC	3800-3872 East Lombard Street, Baltimore, MD	$1,473,026.00
BSV Hollinswood LLC	2102-2215 West Patapsco Avenue, Baltimore, MD	$1,641,206.00
BSV Patrick Street LLC	1080 West Patrick Street, Frederick, MD	$4,113,341.00
BSV Crestview Square LLC	6617-6737 Annapolis Road, Landover Hills, MD	$0.00
BSV Dekalb LLC	2644-2700 Dekalb Pike, East Norriton, PA	$0.00
BSV Colonial Owner LLC	1234 Richmond Road, Williamsburg, VA	$0.00
BSV Lamonticello Owner LLC	220 Monticello Avenue, Williamsburg, VA	$0.00
BSV Coral Hills LLC	4801 Marlboro Pike, Capital Heights, MD	$0.00
BSV West Broad Commons LLC	9031 West Broad Street, Richmond, VA	$0.00

Exhibit D

EXHIBIT E

BASIS MORTGAGE LOAN PROPERTIES

Property Owner	Property

BSV Crestview Square LLC	6617-6737 Annapolis Road, Landover Hills, MD

BSV Dekalb LLC	2644-2700 Dekalb Pike, East Norriton, PA

BSV Colonial Owner LLC	1234 Richmond Road, Williamsburg, VA

BSV Lamonticello Owner LLC	220 Monticello Avenue, Williamsburg, VA

BSV Coral Hills LLC	4801 Marlboro Pike, Capital Heights, MD

BSV West Broad Commons LLC	9031 West Broad Street, Richmond, VA

Exhibit E

EXHIBIT F

MAJOR DECISIONS

Any decision, approval or consent with respect to the following matters regarding the Company and/or its Subsidiary(ies) is a Major Decision that requires the approval of the Class A Member pursuant to Section 5.2:

(i)     [reserved]

(ii)     approval of the terms and conditions of any indebtedness (including the Mortgage Loans, but excluding the new Mortgage Loan made by Fulton Bank, N.A. to BSV Hollinswood LLC on or about the date hereof, which is approved) of the Company and/or its Subsidiary(ies) for money borrowed by the Company and/or its Subsidiary(ies), except to the extent the proceeds of such indebtedness will be used to pay the entire Redemption Price to the Class A Member;

(iii)     approval of the terms and conditions of any modification, amendment or refinancing of any Mortgage Loan (excluding the amendment to the Mortgage Loan made by Fulton Bank, N.A. to BSV Patrick Street LLC on or about the date hereof, which is approved), unless such amendment is required by the Mortgage Loan Documents and may be taken by the Mortgage Lender without the applicable borrower’s approval (provided, however, that the Class A Member will act in good faith to approve any refinancing of a Mortgage Loan which (A) is in a principal amount at least equal to the amount required to repay in full the Mortgage Loan being refinanced plus transaction costs, (B) has an interest rate not in excess of the interest rate under the Mortgage Loan being refinanced, (C) has a maturity date later than the last day of the Second Extension Term, (D) includes the provision to the Class A Member of a customary “recognition agreement” regarding preferred equity from the lender under the new mortgage loan and (E) the sum of the Class A Member’s Net Invested Capital and the principal amount of the new loan does not exceed seventy-five percent (75%) of the value of the applicable Property, as determined by the independent appraisal obtained by the new lender);

(iv)     approval of any additional advance, if any, of principal under any Mortgage Loan other than the Basis Mortgage Loan (other than, with respect to a Mortgage Loan held by Fulton Bank, N.A., advances made in accordance with a budget approved by the Class A Member, provided that the Class A Member is given a copy of the request or requisition for any additional advance concurrently with the delivery thereof to such Mortgage Lender);

(v)     approval of any action or inaction by the Company and/or its Subsidiary(ies) that would violate an affirmative or negative covenant or other provision of a Mortgage Loan Document, Material Lease or other Material Agreement binding on the Company, its Subsidiary(ies) or the Property;

(vi)     approval of the appointment or replacement of any property manager, and the appointing any officers or authorized agents of the Company, or the approval of any amendment, modification or waiver of any of the terms and conditions of the property management agreement then in effect, including, without limitation, the fees payable thereunder;

(vii)     any Capital Transaction;

(viii)     any Transfer, except those expressly permitted without consent of the Class A Member pursuant to Section 8.4 above;

Exhibit F

(ix)     the Company, a Holding Company or a Property Owner incurring any capital expenditure in excess of $250,000.00 with respect to any individual Property, unless the same is included in an Approved Budget;

(x)     any proposed change in the use of a Property;

(xi)     approval of any action or inaction by the Company and/or its Subsidiary(ies) with respect to any Bankruptcy;

(xii)     permitting the Company or its Subsidiaries to enter in to, and/or approve of the terms and conditions of or any modification of, any Material Agreement relating to the Company, its Subsidiary(ies) or the Property;

(xiii)     approval of the sale or other disposition of any portion or all of the Property or the Company’s membership interest in its Subsidiary(ies), the merger or consolidation of the Company and/or its Subsidiary(ies) with any other Person or the liquidation or dissolution of the Company and/or its Subsidiary(ies), unless any of the foregoing would result in the payment of the Redemption Price to the Class A Member;

(xiv)     acquisition of any property that is not part of the Property or any part of any other assets either directly or indirectly through another Person in which the Company and/or its Subsidiary(ies) is an equity participant;

(xv)     acquisition by the Company or its Subsidiary(ies) of shares of capital stock of or other equity interest in any Person;

(xvi)     formation by the Company and/or its Subsidiary(ies) of any corporation, partnership, limited liability company or other legal entity (other than its Subsidiary(ies));

(xvii)     other than the creation of trade receivables in the ordinary course of business and provided in the Approved Budget, in amounts permitted by the applicable Mortgage Loan, making by the Company or its Subsidiary(ies) any loan or incurring any debt whatsoever, extending credit or acting as guarantor or surety to, for or on behalf of any other Person;

(xviii)     creation of any lien on the Property not contemplated by the Mortgage Loan, except to the extent the creation of such lien will result in the payment in full of the Redemption Price to the Class A Member;

(xix)     issuance or sale of additional Membership Interests or admission of a new member in the Company and/or its Subsidiary(ies);

(xx)     filing or commencement of any petition, voluntary or involuntary, to take advantage of any applicable insolvency, Bankruptcy, liquidation or reorganization statute by or on behalf of the Company and/or its Subsidiary(ies); consenting to the institution or continuation of any voluntary or involuntary Bankruptcy against the Company and/or its Subsidiary(ies) or the conversion of an involuntary proceeding into a voluntary proceeding; the admission in writing by the Company and/or its Subsidiary(ies) of its inability to pay its debts generally as they become due; or the making by the Company and/or its Subsidiary(ies) of a general assignment for the benefit of its creditors;

Exhibit F-2

(xxi)     expending any funds in a manner that is inconsistent with the Approved Budget then in effect except as expressly permitted by Section 5.9 for Cost Overruns, Noncontrollable Costs or Emergency Costs;

(xxii)     approving any Material Lease, or approving any material amendment, material modification or termination to a Material Lease;

(xxiii)     approval of the terms and conditions of any indemnification agreement to be signed by or on behalf of the Company and/or its Subsidiary(ies);

(xxiv)     the execution of any contract of sale, or the taking of any action or the making of any decision on behalf of the Company and/or its Subsidiary(ies) under any contract of sale, except to the extent that upon the closing thereunder the Redemption Price will be paid to the Class A Member;

(xxv)     approval or implementation of any modification or termination of, or waiver under, any agreement or other document described above whose approval constitutes a Major Decision;

(xxvi)     approval of any amendment or modification of the terms of this Agreement;

(xxvii)     approval of the terms of any transaction between the Company or a Subsidiary and an Affiliate of any Member, except as otherwise specifically approved or provided hereunder or as may be provided in any Approved Budget;

(xxviii)     approval, amendment or modification of the Approved Budget;

(xxix)     amendment, modification, termination or failure to comply with the provisions of this Agreement, the Company’s Certificate of Formation or other organizational documents of the Company;

(xxx)      amendment, modification, termination or failure to comply with any special purpose entity provisions of the partnership or limited liability company agreement, as the case may be, of any Subsidiary, any Subsidiary's Articles of Organization, Certificate of Incorporation or other organizational documents of the Company;

(xxxi)     owning any Subsidiary or making any investment in any Person;

(xxxii)     entering into or otherwise suffering any amendment, waiver, supplement, termination, extension, renewal, replacement or other modification of any Mortgage Loan Document;

(xxxiii)     except for those made pursuant to a Material Agreement or a Material Lease previously approved by the Class A Member, making or causing to be made any alteration to any improvements on Property which are (i) structural in nature, (ii) are deemed a Material Agreement or (iii) may have a material adverse effect;

(xxxiv)     failing to comply with all obligations covenanted to under the Mortgage Loan Documents;

(xxxv)     dissolving, winding up or liquidating or taking any action, or omitting to take an action, as a result of which the Company or its Subsidiaries would be dissolved, wound up or liquidated in whole or in part;

Exhibit F-3

(xxxvi)      causing, initiating or consenting to any zoning reclassification of any portion of the Property or seeking any variance to any existing zoning ordinance or use or permit the use of any portion of the Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable law;

(xxxvii)      changing or permitting to be changed the name of the Company, its Subsidiaries or any other party to a Mortgage Loan Document;

(xxxviii)      changing or permitting to be changed the corporate, partnership or other structure, or the place of organization of the Company or its Subsidiaries;

(xxxix)      causing or permitting the Company or its Subsidiaries to, sell, convey, lease, mortgage, grant, bargain, encumber, pledge, assign, grant options with respect to, or otherwise transfer or dispose of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) the Property or any part thereof or any legal or beneficial interest therein, unless any of the foregoing would result in the payment of the Redemption Price to the Class A Member. It is acknowledged that the Class A Member has no consent rights with respect to Public Entity Transfers, Upstream Holder Transfers and Clause (2) Transfers and such Transfers do not constitute Major Decisions;

(xl)      the settlement of any insurance claim with respect to the Property in an amount exceeding $250,000.00;

(xli)      the approval of any changes to or termination of insurance policies maintained by the Company or a Property Owner or the approval to purchase new insurance policies or the establishment of parameters for insurance;

(xlii)     take any action or make any decisions which would otherwise require the consent or approval of the Mortgage Lender under the Mortgage Loan Documents;

(xliii)     further pledge, assign or grant any security interest in any Account or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements to be filed with respect thereto;

(xliv)     disbursements from any reserve account (including those established for capital expenditures or tenant improvements and concessions), unless expressly set forth in an Approved Budget. For disbursements not expressly set forth in an Approved Budget, the Class A Member shall not unreasonably withhold or delay its approval of a request for disbursement accompanied by reasonable supporting documentation. If the Class B Member indicates in its request in bold capital letters that if the Class A Member does not respond within five (5) Business Days after its receipt of the request and confirmation that it has all supporting documents it determines are reasonably required for a decision, then, if the Class A Member does not respond (which response may be by electronic mail) to the request within five (5) Business Days after its receipt thereof and receipt of the supporting documentation so provided and any additional supporting documentation that the Class A Member may reasonably request, then the request shall be deemed approved; and

(xlv)     decisions relating to any material litigation affecting the Company, any Holding Company, any Property Owner or any Property, including, without limitation, bankruptcy proceedings.

Exhibit F-4

EXHIBIT G

Approved Budget

(attached)

Exhibit G

EXHIBIT H

Form of Assignment and Assumption Agreement

(attached)

Exhibit H

ASSIGNMENT

BROAD STREET BIG FIRST OP LLC

The undersigned, __________________, ("Assignor") does hereby irrevocably and unconditionally transfer, assign and convey to _______________("Assignee"), one-hundred percent (100%) of the Assignor's legal and equitable right, title and interest in and to a ____% [Class A][Class B] Member interest in Broad Street BIG First Op LLC.

Assignor warrants and represents that it has the legal right to assign, transfer and convey the ownership interest described above free and clear of all liens and encumbrances and without restriction.

The Assignee shall assume all of the obligations and liabilities that shall accrue from and after the date of this Assignment with respect to the assigned interest herein, and Assignee shall indemnify and hold harmless the Assignor from and against any such liabilities and obligations.

Assignee hereby accepts the above-referenced assignment and agrees to become a member and to be bound by all of the terms and provisions relating to the [Class A][Class B] Member interest pursuant to the Operating Agreement of said LLC, as the same may have been or may be amended.

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment as of this day of _________________ 20__.

ASSIGNOR

_______________________	______________________________
Witness	Name

ASSIGNEE

_______________________	______________________________
Witness	Name
Address:
SS/Tax ID:

[FOR TRANSFERS BY THE CLASS B MEMBER ONLY: THE AFORESAID ASSIGNMENT IS HEREBY AGREED AND CONSENTED TO BY BROAD STREET OPERATING PARTNERSHIP, L.P., MANAGER OF BROAD STREET BIG FIRST OP LLC AND ASSIGNEE IS HEREBY ADMITTED TO BROAD STREET BIG FIRST OP LLC AS A MEMBER THEREOF

BROAD STREET OPERATING PARTNERSHIP, L.P.

By: Broad Street OP GP, its General Partner

By: ______________________________

Michael Z. Jacoby, Chief Executive Officer]

Exhibit H

EXHIBIT I

Deferred Maintenance/Required Repairs

The following immediate repairs for Vista Shops at Golden Mile, Frederick, Maryland:

1. Modified bitumen roof replacement (estimated cost: $60,000)

2. Complete ADA compliance upgrades

Exhibit I

EXHIBIT J

Management and Leasing Agreements

1.

Property Management and Leasing Agreement dated January 6, 2017 between BSV Colonial Owner LLC and Broad Street Realty, LLC, as amended by that certain First Amendment to Property Management and Leasing Agreement dated as of the Effective Date

2.

Property Management and Leasing Agreement dated December 21, 2012 between BSV Coral Hills LLC and Broad Street Realty, LLC, as amended by that certain First Amendment to Property Management and Leasing Agreement dated as of the Effective Date

3.

Property Management and Leasing Agreement dated August 29, 2011 between BSV Crestview Square LLC and Broad Street Realty, LLC, as amended by that certain First Amendment to Property Management and Leasing Agreement dated as of the Effective Date

4.

Property Management and Leasing Agreement dated September 27, 2013 between BSV Dekalb LLC and Broad Street Realty, LLC, as amended by that certain First Amendment to Property Management and Leasing Agreement dated as of the Effective Date

5.

Property Management and Leasing Agreement dated April 17, 2013 between BSV Highlandtown LLC and Broad Street Realty, LLC, as amended by that certain First Amendment to Property Management and Leasing Agreement dated as of the Effective Date

6.

Property Management and Leasing Agreement dated September 12, 2013 between BSV Hollinswood LLC and Broad Street Realty, LLC, as amended by that certain First Amendment to Property Management and Leasing Agreement dated as of the Effective Date

7.

Property Management and Leasing Agreement dated November 17, 2017 between BSV Lamonticello Owner LLC and Broad Street Realty, LLC, as amended by that certain First Amendment to Property Management and Leasing Agreement dated as of the Effective Date

8.

Property Management and Leasing Agreement dated July 17, 2018 between BSV Lamar East LLC and Broad Street Realty, LLC, as amended by that certain First Amendment to Property Management and Leasing Agreement dated as of the Effective Date

Exhibit J

9.

Property Management and Leasing Agreement dated November 6, 2006 between BSV Patrick Street and Broad Street Realty, LLC, as amended by that certain First Amendment to Property Management and Leasing Agreement dated as of the Effective Date

10.

Property Management and Leasing Agreement dated December 12, 2016 between BSV West Broad Commons LLC and Broad Street Realty, LLC, as amended by that certain First Amendment to Property Management and Leasing Agreement dated as of the Effective Date

11.	Property Management and Leasing Agreement dated as of the Effective Date between BSV Avondale LLC and Broad Street Realty, LLC

Exhibit J

EXHIBIT K

Permitted Distributees

(attached)

Exhibit K